UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Acadia Realty Trust

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2019

TO THE COMPANY'S SHAREHOLDERS:

Please take notice that the annual meeting of shareholders (the "Annual Meeting") of Acadia Realty Trust, a Maryland real estate investment trust (the "Company", "we", "us" and "our"), will be held on Thursday, May 9, 2019, at 1:00 p.m., EDT time. This year's Annual Meeting will be a completely "virtual meeting" of shareholders. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AKR19. Prior to the Annual Meeting, you will be able to authorize a proxy to vote your shares at www.proxyvote.com. The Annual Meeting will be held for the purpose of considering and voting upon:

1.	The election of eight Trustees to hold office until the next Annual Meeting or until their successors are duly elected and qualify;

2.	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019;

3.

The approval, on a non-binding advisory basis, of the compensation of Named Executive Officers as disclosed in the Company's 2019 Proxy Statement in accordance with the compensation rules of the Securities and Exchange Commission; and

4.	Such other business as may properly come before the Annual Meeting.

The Board of Trustees of the Company recommends a vote "FOR" proposals 1 through 3. You should carefully review the accompanying Proxy Statement which contains additional information.

The Board of Trustees has fixed the close of business on March 15, 2019 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By order of the Board of Trustees

Jason Blacksberg, Secretary

March 26, 2019

SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE VIRTUAL MEETING, ARE REQUESTED TO AUTHORIZE A PROXY TO VOTE THEIR SHARES ELECTRONICALLY VIA THE INTERNET OR BY COMPLETING AND RETURNING THE PROXY CARD, IF YOU REQUESTED PAPER PROXY MATERIALS. VOTING INSTRUCTIONS ARE PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, OR, IF YOU REQUESTED PRINTED MATERIALS, THE INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD AND INCLUDED IN THE ACCOMPANYING PROXY STATEMENT.

ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO THE MEETING, AND SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE DURING THE MEETING. IT IS IMPORTANT THAT YOU VOTE YOUR COMMON SHARES. YOUR FAILURE TO PROMPTLY VOTE YOUR SHARES INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.

YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL MEETING VIA LIVE WEBCAST BY VISITING WWW.VIRTUALSHAREHOLDERMEETING.COM/AKR19, BUT YOU SHOULD SUBMIT A PROXY BY INTERNET OR

MAIL PRIOR TO THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND.

ACADIA REALTY TRUST

411 THEODORE FREMD AVENUE, SUITE 300, RYE, NEW YORK 10580

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

May 9, 2019

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees (the "Board of Trustees" or the "Board") of Acadia Realty Trust, a Maryland real estate investment trust (the "Company") for use at the annual meeting of shareholders scheduled to be held on Thursday, May 9, 2019, at 1:00 p.m., EDT time, via live webcast at www.virtualshareholdermeeting.com/AKR19, or any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement and accompanying form of proxy were first sent to shareholders on or about March 26, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 9, 2019.This Proxy Statement and the Company's 2018 Annual Report to shareholders are available at www.acadiarealty.com/proxy.

The Company will bear the costs of the solicitation of its proxies in connection with the Annual Meeting, including the costs of retaining a third party that will assist the Company in preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation of proxies by mail, the Board of Trustees, officers and employees of the Company may solicit proxies in connection with the Annual Meeting by e-mail, telephone, personal interviews or otherwise. Trustees, officers and employees will not be paid any additional compensation for soliciting proxies. Arrangements have been made with brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common shares of beneficial interest, par value $.001 per share, of the Company, (the "Common Shares") held of record by such persons or firms with their nominees, and in connection therewith, such firms will be reimbursed for their reasonable out-of-pocket expenses in forwarding such materials.

All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the specification thereon. If no specification is made, signed proxies will be voted "FOR" each of proposals 1 through 3 set forth in the Notice of Annual Meeting.

You may revoke your proxy and reclaim your right to vote:

•	by submitting a later-dated proxy either by Internet or telephone by following the instructions on your proxy or voting card;

•	electronically during the Annual Meeting at www.virtualshareholdermeeting.com/AKR19 when you enter your 16-Digit Control Number;

•	by submitting a later-dated written proxy to the address shown on your proxy or voting card; or

•

if you are a holder of record, by (i) delivering by mail to the Company's Corporate Secretary at or prior to the Annual Meeting an instrument revoking your proxy or (ii) delivering a subsequently dated proxy with respect to the same Common Shares to the Company’s Corporate Secretary at or prior to the Annual Meeting.

Any written notice revoking a proxy should be delivered at or prior to the Annual Meeting to the attention of the Corporate Secretary, Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, NY 10580.

The Board of Trustees recommends a vote "FOR" proposals 1 through 3.

OUTSTANDING SHARES AND VOTING RIGHTS

As of March 15, 2019, there were 82,623,570 Common Shares outstanding. Holders of Common Shares are entitled to one vote for each Common Share registered in their names on the record date. The Board of Trustees has fixed the close of business on March 15, 2019 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The presence, in person or by proxy, of the holders of Common Shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum at the Annual Meeting.

The affirmative vote of a majority of all the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting at which a quorum is present is required for (i) the election of each Trustee, (ii) the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the year ending December 31, 2019, and (iii) the approval, on an advisory (non-binding) basis of a resolution approving the compensation of the Company's Named Executive Officers. With respect to any of the foregoing, an “affirmative vote of a majority of all the votes cast” means that the number of votes cast “for” such Trustee-nominee or proposal must exceed the number of shares voted “against” such Trustee-nominee or proposal. There is no cumulative voting in the election of Trustees.

With respect to a particular Trustee-nominee or proposal, holders of Common Shares may vote for or against such Trustee-nominee or proposal by marking "FOR" or "AGAINST," respectively, on their proxy. Alternatively, holders of Common Shares may abstain from voting on a particular Trustee-nominee or proposal by marking "ABSTAIN" on their proxy. Proxies marked "ABSTAIN" (or for which no vote is indicated) are included in determining the presence of a quorum for the Annual Meeting. Except with respect to broker non-votes, proxies for which no vote is indicated are treated as votes cast and are voted in accordance with the recommendation of the Board of Trustees as set forth in this Proxy Statement. Proxies marked "ABSTAIN," on the other hand, are not treated as votes cast and thus are not the equivalent of votes for or against a Trustee-nominee or any of the other proposals, as the case may be, and will not affect the vote with respect to these matters.

A "broker non-vote" occurs when a nominee holding Common Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Of the proposals to be voted upon at the Annual Meeting, the only vote that a nominee may cast without receiving instructions from the beneficial owner is the vote to ratify the appointment of the independent registered public accounting firm. Signed proxies returned without specific voting instructions will be voted "FOR" proposals 1-3.

MATTERS TO BE CONSIDERED AND VOTED ON AT OUR 2019 ANNUAL MEETING

Proposal	Board Recommendation	Page
Proposal No. 1: Election of Trustees	FOR each nominee	X
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm	FOR	X
Proposal No. 3: Advisory Approval of the Company’s Executive Compensation	FOR	X

PROPOSAL 1 - ELECTION OF TRUSTEES

There are eight nominees for election as Trustees, each to serve for one-year terms, expiring at the 2020 annual meeting of shareholders and until their respective successors are duly elected and qualify. Election of each Trustee requires the affirmative vote of a majority of all the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting.

The Company's Declaration of Trust provides that the Board of Trustees may be composed of up to a maximum of 15 members. Pursuant to a resolution of the Board, the Board of Trustees currently consists of eight Trustees, each of whom serves until the next annual meeting and until his or her successor is duly elected and qualifies. As stated elsewhere herein, the enclosed proxy will be voted for the election as Trustee of each nominee whose name is set forth below unless a contrary instruction is given. All of the nominees currently serve as Trustees of the Company. Management believes that all of their nominees are willing and able to serve the Company as Trustees. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the enclosed proxy or their substitutes will have the discretion and authority to vote or refrain from voting for other nominees in accordance with their discretion.

Trustee Independence

With seven independent Trustees out of eight, the Board has satisfied its objective that a majority of the Board should consist of independent Trustees. The Board of Trustees has affirmatively determined that each of Messrs. Crocker, Kellar, Spitz, Wielansky and Zoba, and Mss. Luscombe and Thurber is independent under the listing standards of the New York Stock Exchange. In determining this, the Board of Trustees considered transactions and relationships between each Trustee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board of Trustees has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees is independent under the criteria for independence set forth in the listing standards of the New York Stock Exchange. Upon the election of all nominees, the Company will continue to meet the New York Stock Exchange requirement for a majority of independent Trustees serving on the Board of Trustees.

Nominees for Election as Trustees

The table below provides a summary of information about the nominees for election as Trustees of the Company:

				Committee Memberships
Name	Age	Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance	Investment/Capital Markets
Kenneth F. Bernstein	57	1998	No				X(2)
Douglas Crocker II	78	2003	Yes		X	X	X(1)
Lorrence T. Kellar	81	2003	Yes	X(1)	X
Wendy Luscombe	67	2004	Yes	X		X(1)
William T. Spitz	67	2007	Yes	X	X(1)		X
Lynn C. Thurber	72	2016	Yes	X	X
Lee S. Wielansky	67	2000	Yes				X
C. David Zoba	67	2015	Yes			X	X

Notes:

(1) Chairman of the committee.

(2) Ex-Officio member of the committee.

Kenneth F. Bernstein, age 57

Professional Experience:    Mr. Bernstein has been Chief Executive Officer ("CEO") of the Company since January of 2001. He has been the President and a Trustee of the Company since August 1998, when the Company acquired substantially all of the assets of RD Capital, Inc. ("RDC") and affiliates. From 1990 to August 1998, Mr. Bernstein was the Chief Operating Officer of RDC. In such capacity, he was responsible for overseeing the day-to-day operations of RDC, its management companies, and its affiliated partnerships. Prior to joining RDC, Mr. Bernstein was an associate at the New York law firm of Battle Fowler, LLP.  Mr. Bernstein received his Bachelor of Arts Degree from the University of Vermont and his Juris Doctorate from Boston University School of Law. Mr. Bernstein sits on the Board of Trustees of the International Council of Shopping Centers ("ICSC") and serves as its 2017/2018 Chairman.  He has previously served as the co-chair of the Committee on Open-Air Centers, National Association of Real Estate Investment Trusts ("NAREIT"), Urban Land Institute ("ULI"), and the Real Estate Roundtable. He is a member of the World President’s Organization (YPO-WPO), where he was the founding chairman of the Real Estate Network and currently sits on the Board of Advisors.  Mr. Bernstein is a member of the Board of Trustees of Golub Capital.

Trustee Qualifications: The Board believes Mr. Bernstein's qualifications to sit on the Board include his extensive real estate, management and board experience. Highlights of these qualifications include Mr. Bernstein's:

•	service as president and chief executive officer of the Company for the past 18 years;
•	extensive network of contacts in the real estate industry and his leadership positions with various industry and business associations;
•	five years of experience as a real estate attorney;
•	eight years of experience as the Chief Operating Officer of a private real estate company; and
•	three years of experience as the Chief Operating Officer of a public real estate company.

Douglas Crocker II, age 78

Professional Experience:    Mr. Crocker has been a Trustee of the Company since November 2003. Mr. Crocker has been the managing partner of DC Partners LLC since 2013. He was the Chief Executive Officer of Equity Residential, a multi-family residential real estate investment trust ("REIT"), from December 1992 until his retirement in December of 2002. During Mr. Crocker's tenure, Equity Residential grew from 21,000 apartments with a total market capitalization of $700 million to a $17 billion company with over 225,000 apartments. Mr. Crocker was also a former Managing Director of Prudential Securities, and from 1982 to 1992 served as Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance. From 1979 to 1982, Mr. Crocker was President of American Invesco, the nation's largest condominium conversion company, and from 1969 to 1979 served as Vice President of Arlen Realty and Development Company. He currently sits on the board of directors of the real estate investment trust Colony Capital, Inc. In addition, Mr. Crocker serves as a trustee of Milton Academy and the New Bedford Whaling Museum. Mr. Crocker has been a five-time recipient of Commercial Property News' Multifamily Executive of the Year Award, a three-time winner of their REIT Executive of the Year Award, a three-time winner of Realty Stock Review's Outstanding CEO Award, and received NAREIT's 2010 Edward H. Linde Industry Leadership Award. Mr. Crocker is also a member of the NACD.

Trustee Qualifications: The Board believes Mr. Crocker's qualifications to sit on the Board include his extensive CEO, board, financial and real estate experience. Highlights of these qualifications include Mr. Crocker's:

•	service as CEO of Equity Residential, a publicly traded REIT, for ten years;
•	current service on the board of directors of another REIT;
•	past service on the audit committees of the boards of directors of a number of publicly traded companies; and
•	over 40 years of experience in the real estate industry.

Lorrence T. Kellar, age 81

Professional Experience: Mr. Kellar has been a Trustee of the Company since November 2003 and is an "audit committee financial expert" as that term is defined by the U.S. Securities and Exchange Commission ("SEC"). Mr. Kellar was Vice President at Continental Properties, a retail and residential developer from November 2002 until his retirement in November 2009. He recently retired as chairman of Multi-Color Corporation and also retired from the boards of Frisch’s Restaurant, Inc., and the Spar Group. Prior to joining Continental Properties in 2002, Mr. Kellar served as Vice President of Real Estate with Kmart Corporation from 1996 to 2002. From 1965 to 1996, Mr. Kellar served with The Kroger Co., the country's largest supermarket company, where his final position was Group Vice President of Finance and Real Estate. Mr. Kellar is also a member of the NACD.

Trustee Qualifications: The Board believes Mr. Kellar's qualifications to sit on the Board include his extensive real estate development, public company board, asset management and mergers and acquisitions experience, as well as financial expertise. Highlights of these qualifications include Mr. Kellar's:

•	over 40 years of real estate operating and development experience;
•	extensive experience managing financial functions, including general accounting, audit, finance, and treasury;
•	qualification as an "audit committee financial expert" as that term is defined by the SEC;
•	service on the boards of directors of eight public companies, including his service as the chair on two of those boards;
•	service as chair of both the City of Cincinnati and Kroger pension funds;
•	past service as chair of the Bartlett Management Trust mutual fund group; and
•	involvement in a number of mergers and acquisitions transactions while with Kroger, U.S. Shoe, BT Office Products International and Multi-Color Corporation.

Wendy Luscombe, age 67

Professional Experience: Ms. Luscombe has been a Trustee of the Company since May 2004. Since 1994 Ms. Luscombe has worked independently including being master advisor to the Prudential, PLC of the U.K. on its US real estate strategy and also asset managing its retail properties. From 1989 to 1994, Ms. Luscombe was based in London and was Chief Executive Officer of Taylor Woodrow Construction's urban renewal subsidiary, responsible for its London Dockland developments. She also worked on the Russian and Australian projects of a private developer. Prior to that, Ms. Luscombe was Chief Executive Officer of Pan American Properties, Inc. a New York based public REIT sponsored by the British Coal Pension Funds. During the same period, she was also Chief Executive Officer and Chief Investment Officer of Buckingham Holdings, Inc. the U.S. private equity investor of the British Coal Pension Funds. As CEO she was responsible for the unsolicited takeover of two publicly traded REITs. Ms. Luscombe has sat on the boards of both public and private companies in both the U.S. and Europe, including the Zweig Fund and Zweig Total Return Fund where she was Co-Lead Director from 2005-2013 and Deutsche Bank's International Real Estate Opportunity Funds (1A and B) where she was Chair of the Management Oversight Committee. She previously sat on the board of PXRE/Argo Reinsurance Company where she served as Chair of the Investment Committee. Ms. Luscombe is also a member of the NACD and served as a member of NACD's teaching faculty, a Fellow of the Royal Institution of Chartered Surveyors and a Member of the Chartered Institute of Arbitrators. Her government and not for profit board service includes the Board of Governors of NAREIT, the Real Estate Advisory Committee for the New York State Common Retirement Fund and the Commission for the New Towns, a U.K. Government entity. She received her degree in Estate Management from Oxford Brookes University.

Trustee Qualifications: The Board believes Ms. Luscombe's qualifications to sit on the Board include her extensive real estate operational background, CEO experience, asset management experience, extensive board service and strong corporate governance, information security and risk management background. Highlights of these qualifications include Ms. Luscombe's:

•	experience as the CEO of a public equity REIT;
•	experience as the CEO of a UK urban renewal developer;
•	experience as the chief investment officer in the United States for a foreign pension fund and a real estate advisor to a U.S. pension fund;
•	experience in a variety of real estate asset types including, among others, regional malls, community shopping centers and mixed use;
•

service as an independent director for over 30 years, including service on audit, compensation, investment and nominating and corporate governance committees. and service as a co-lead director and committee chairs;

•	experience as one of the first governors of NAREIT;
•	successful launch of two successful contested REIT takeovers;

•	qualification as an "audit committee financial expert" as that term is defined by the SEC; and
•	all pre certification training for the information systems security professional (CISSP) and CERT in Certificate of Cyber Security Oversight.

William T. Spitz, age 67

Professional Experience:  Mr. Spitz has been a Trustee of the Company since August 2007. Mr. Spitz is a principal and past Director of Diversified Trust Company, a private wealth management trust company.  He served as Vice Chancellor for Investments and Treasurer of Vanderbilt University, Nashville, Tennessee from 1985 to July 2007. As Vice Chancellor for Investments at Vanderbilt, Mr. Spitz was responsible for managing the University's $3.5 billion endowment. He was also a member of the Senior Management Group of the University, which is responsible for the day- to-day operations of the institution. During his tenure, the Vanderbilt endowment earned returns in the top 10% of a broad universe of endowments for multiple time frames. While at Vanderbilt, Mr. Spitz conducted asset allocation studies and implemented detailed investment objectives and guidelines, developed a comprehensive risk management plan, invested in approximately two hundred limited partnerships in five illiquid assets classes, selected new custodians for both the endowment fund and the University's charitable remainder trusts and implemented a more aggressive approach to working capital management which increased returns by 2% per annum. In addition, Mr. Spitz was also on the faculty of Vanderbilt University as Clinical Professor of Management- Owen Graduate School of Management. He has also held various high-level positions with successful asset management companies and has served on the board of several companies, including Cambium Global Timber Fund, The Common Fund, MassMutual Financial, and the Bradford Fund. He has also served on multiple advisory committees, including Acadia's Opportunity Fund Advisory Boards, on which he served from 2001 to July 2007. Mr. Spitz is a published author and frequent speaker at industry conferences and seminars.

Trustee Qualifications: The Board believes Mr. Spitz's qualifications to sit on the Board include his asset management experience as well as real estate development, board, fund, and REIT experience. Highlights of these qualifications include Mr. Spitz's:

•	former role as Vice Chancellor for Investments and Treasurer of Vanderbilt University for over 20 years;
•	former responsibilities managing Vanderbilt University's multi-billion dollar endowment fund;
•	high-level positions with successful asset management companies;
•	service on the boards of directors of several companies;
•	service on multiple fund advisory committees, including, previously, the Company's fund advisory boards;
•	involvement in numerous real estate development projects;
•	former position as director of a private REIT;
•	past service on the audit committee of MassMutual; and
•	qualification as chartered financial analyst.

Lynn C. Thurber, 72

Professional Experience:  Ms. Thurber has been a Trustee of the Company since March 2016. Ms. Thurber is past chairman (2007-2017) of LaSalle Investment Management, a global real estate money management firm with over $55 billion of assets under management, investing in private real estate as well as publicly-traded real estate companies on behalf of institutional and individual investors. Prior to becoming chairman of LaSalle Investment Management, Ms. Thurber was the chief executive officer of LaSalle Investment Management from March 2000 to December 2006 and co-president from December 1994 to March 2000. Prior to Alex Brown, Kleinwort Benson (“ABKB”) Realty Advisors’ merger with LaSalle Partners in 1994, Ms. Thurber was chief executive officer of that company. Before joining ABKB in 1992, she was a principal at Morgan Stanley & Co. Ms. Thurber is chairman of the board of Jones Lang LaSalle Income Property Trust, an SEC registered, non-traded REIT. Ms. Thurber earned an M.B.A. from Harvard Business School and an A.B. from Wellesley College. Ms. Thurber is a member of the board of Duke Realty Corporation. Ms. Thurber is a trustee and a past global Chairman of ULI-Urban Land Institute. In addition, Ms. Thurber is currently a member of the Wellesley College Business Leadership Council and a member of the board of the Bitterroot Land Trust. Ms. Thurber was the 2013 recipient of the Landauer White award from the Counselors of Real Estate and the 2015 recipient of the Lifetime Achievement Award from the ULI District Council of Chicago.

Trustee Qualifications: The Board believes Ms. Thurber’s qualifications to sit on the Board include her extensive real estate investment, capital markets and board experiences. Highlights of these qualifications include Ms. Thurber's:

•	experience as CEO, Co-president or Chairman of real estate investment management companies for over twenty-two years;
•	extensive experience investing in and managing real estate properties including retail shopping centers, neighborhood and community centers and mixed-use properties;
•	experience in investing and managing real estate in private fund entities on behalf of institutional investors for twenty-six years;
•	current service on one other public REIT board, one SEC registered non-traded REIT, and past service on numerous private real estate fund and company boards;
•	service on audit, finance, nominating and compensation committees of real estate company boards; and
•	over 35 years’ experience in the real estate industry

Lee S. Wielansky, age 67

Professional Experience:  Mr. Wielansky has been a Trustee of the Company since May 2000 and the Lead Trustee since 2004. Mr. Wielansky has been Chairman and Chief Executive Officer of Midland Development Group, Inc., which focuses on the development of retail properties in the mid-west and southeast, since May 2003. From November 2000 to March 2003, Mr. Wielansky served as Chief Executive Officer and President of JDN Development Company, Inc. and a director of JDN Realty Corporation through its merger with Developers Diversified Realty Corporation in 2003. He was also a founding partner and Chief Executive Officer of Midland Development Group, Inc. from 1983 through 1998 when the company sold its assets to Regency Centers Corporation. Mr. Wielansky is Chairman of the Board of Brookdale Senior Living and a member of the NACD.

Trustee Qualifications: The Board believes Mr. Wielansky's qualifications to sit on the Board include his real estate development, public company board, fund, asset management and CEO experience. Highlights of these qualifications include Mr. Wielansky's:

•	over 38 years of real estate development experience;
•	his role in developing over 150 shopping centers;
•	his service as Chairman and CEO of Midland Development Group, Inc., which focuses on the development of retail properties in the mid-west and southeast, since May 2003;
•	service on the boards of directors of four public companies, including three current public company directorships;
•	service on compensation and audit committees;
•	current service as the Lead Trustee of the Company, a position he has held since 2004;
•	responsibility for the asset management of 100 properties, accounting for over 11 million square feet;
•	former position as CEO of JDN Development Company; and
•	former position as Senior Vice President and Director of Regency Centers.

C. David Zoba, age 67

Professional Experience:  Mr. Zoba has been a Trustee of the Company since August 2015. Mr. Zoba retired on January 31, 2016 from his position as Senior Real Estate Strategy advisor for Gap Inc. that he held since 2015, after having served, since 2009, as Senior Vice President of Global Real Estate and Store Development for Gap Inc., the $15 billion retailer operating as Gap, Banana Republic, Old Navy, Athleta, Intermix and Outlet Brands. Immediately prior to joining Gap, Inc., Mr. Zoba was Principal and Chief Operating Officer for Steiner +Associates, one of the country's most respected mixed-use retail developers. From November 2004 through April 2006, Mr. Zoba served as president and chief operating officer of Premier Properties, a real estate development company. From 2001 through late 2004, Mr. Zoba worked for Galyan's Trading Company, Inc., where, as EVP, he helped create and launch a specialty sporting goods retailer that later became part of Dick's Sporting Goods. In the mid-1990s, Mr. Zoba was with The Limited (now L Brands) and served as chief transaction attorney, and then expanded his responsibilities significantly to other areas during his seven years there. Mr. Zoba earned his undergraduate degree from Harvard University and attended the London School of Economics for graduate studies. Mr. Zoba has a Juris Doctorate from Case Western Reserve University Law School. Since July 2015, Mr. Zoba has been Chairman (Non-Executive), Global Retail Leasing Board, with Jones Lang LaSalle Incorporated. Mr. Zoba is also a past Trustee of the International Council of Shopping Centers. He serves as a consultant for Crown Acquisitions, Inc., serving as a non-employee consultant in connection with urban retail real estate acquisitions and in support of retailer relationships. Mr. Zoba also serves on the Board of PF Baseline Fitness, a franchisee of Planet Fitness.  Mr. Zoba is also a co-founder and principal of Direct Brands Group, which is a start-up company that serves as a platform for operating international retail brands in North America under its “HiO” brand.

Trustee Qualifications: The Board believes Mr. Zoba's qualifications to sit on the Board include his extensive retail, real estate and board experiences. Highlights of these qualifications include Mr. Zoba's:

•	management of real estate transactions and professionals for Gap Inc.'s 3,300 retail stores operating in 10 countries;
•	experience as a chief transaction attorney;
•	experience in growing retail brands in both North America and globally;
•	service on the boards of directors of several companies; and
•	experience in supporting the strategy and growth of the retail leasing business for global real estate services and consulting businesses.

Vote Required; Recommendation

The election to the Board of Trustees of each of the eight nominees will require the affirmative vote of a majority of all the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting.

The Board of Trustees unanimously recommends that the shareholders vote "FOR" the election of each of the eight nominees to the Board of Trustees.

Unless otherwise indicated by a shareholder on a proxy and except with respect to broker non-votes, shares will be voted "FOR" the election of each nominee.

Because the election of nominees to the Board of Trustees is a non-routine matter under the listing standards of the New York Stock Exchange, brokerage firms, banks and other nominees who hold Common Shares on behalf of clients in "street name" are not permitted to vote such Common Shares if the client does not provide instructions.

For additional information regarding voting requirements, please refer to "Outstanding Shares and Voting Rights" above.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has appointed BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019 and has directed that the appointment of the independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm is not required by the Company's Declaration of Trust, Bylaws or otherwise. However, the Audit Committee is submitting the appointment of BDO USA, LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. Notwithstanding the ratification of, or failure to, ratify the appointment, the Audit Committee of the Board of Trustees in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

Representatives of BDO USA, LLP, the Company's auditors for 2018, are expected to be present at the Annual Meeting and will have the opportunity to make a statement if such representatives desire to do so and will be available to respond to appropriate questions.

Vote Required; Recommendation

The affirmative vote of a majority of all the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting is required to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019.

The Board of Trustees unanimously recommends that the shareholders vote "FOR" the ratification of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019.

Unless otherwise indicated by a shareholder on a proxy and except with respect to broker non-votes, shares will be voted "FOR" such ratification.

For additional information regarding voting requirements, please refer to "Outstanding Shares and Voting Rights" above.

PROPOSAL 3 - ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Company is seeking a non-binding shareholder vote approving the compensation of Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules and as discussed in "Compensation Discussion and Analysis," the compensation tables and any related material. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's Named Executive Officers and the policies and practices described in this Proxy Statement.

The Board and management have thoughtfully designed the Company's executive compensation philosophy, policies and programs tailored with the understanding of the Company's business and the strategic mission of the Company.

The Compensation Committee's executive compensation objectives are as follows:

1.	Motivating the Company's Named Executive Officers to create maximum shareholder value.
2.	Providing incentives to the Company's Named Executive Officers that reward dedication, hard work and success.
3.	Providing a compensation program that ensures "pay for performance."
4.	Aligning the interests of the Company's Named Executive Officers and shareholders as closely as possible.
5.	Aligning the interests of the Company's Named Executive Officers and the Company's external fund investors as closely as possible.
6.	Creating the right mix of long-term incentives to motivate and to retain the Company's Named Executive Officers.
7.	Creating an incentive compensation program that can go beyond the Company's Named Executive Officers and be utilized throughout the organization.

Vote Required; Recommendation

The affirmative vote of a majority of all the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting is required to approve the advisory (non-binding) resolution approving the Company's executive compensation program for Named Executive Officers as set forth in this Proxy Statement. Because the shareholder vote is advisory, the results will not be binding upon the Board. However, the Compensation Committee will take the outcome of the vote expressed by the shareholders into consideration for future executive compensation arrangements.

The Board of Trustees unanimously recommends that the shareholders vote "FOR" the approval, on a non-binding advisory basis, of the Company's executive compensation program for Named Executive Officers as set forth in this Proxy Statement.

Unless otherwise indicated by a shareholder on a proxy and except with respect to broker non-votes, shares will be voted "FOR" the approval of the executive compensation.

Because this proposal is a non-routine matter under the rules of the New York Stock Exchange, brokerage firms, banks and other nominees who hold Common Shares on behalf of clients in "street name" are not permitted to vote such Common Shares if the client does not provide instructions.

For additional information regarding voting requirements, please refer to "Outstanding Shares and Voting Rights" above.

BOARD OF TRUSTEES

Trustee Meetings and Attendance

During 2018, the Board of Trustees held four in-person meetings, the Audit Committee held five telephonic meetings, the Compensation Committee held four in-person meetings and had a number of telephonic discussions, the Nominating and Corporate Governance Committee held one in person meeting and two telephonic meetings and the Investment/Capital Markets Committee held numerous telephonic discussions to discuss potential transactions. The Board of Trustees believes consistent attendance with a minimum of missed meetings is important in carrying out the responsibilities of being a Trustee. Trustee attendance for Board and committee meetings was 100%.

The Company does not have a formal policy requiring Trustees to be present at Annual Meetings, although the Company does encourage their attendance. All of the Trustees attended the 2018 Annual Meeting.

Board Leadership Structure

The Board's Lead Trustee and the Company's Chief Executive Officer generally serve as the leadership of the Board. The Company does not have a chairperson of the Board. Mr. Wielansky, an independent Trustee who serves as a member of the Investment/Capital Markets Committee, has been selected by the Board to serve as the Lead Trustee. The duties of the Lead Trustee include, without limitation, the following:

•	to chair and facilitate discussions among the independent Trustees;
•	to facilitate communication between the independent Trustees, the Chief Executive Officer and management;
•	to assist in the planning and preparation of meetings of the independent Trustees and meetings of the Board of Trustees, including the preparation of the agendas for such meetings;
•	to be available to participate in any and all committee meetings, as needed; and
•	to act as the spokesperson of the independent Trustees in matters dealing with the press and public when called upon.

The Lead Trustee has final say on the agenda for all Board meetings.

The Chief Executive Officer presides over the regular meetings of the Board of Trustees, calling each meeting to order and leading the Trustees through the agenda items. The Lead Trustee presides over all meetings of the non-management Trustees held in executive session. "Non-management" Trustees are all those who are not Company officers and include Trustees, if any, who are not "independent" by virtue of the existence of a material relationship with the Company (although all of the current non-management trustees are also independent). An executive session is held in conjunction with each regularly scheduled Board meeting and other executive sessions may be called by the Lead Trustee in his own discretion or at the request of the Board. The Lead Trustee's responsibilities are more fully described in the Company's Corporate Governance Guidelines, which are available on the Company's website at www.acadiarealty.com in the "Investors - Corporate Governance" section. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement.

Because the Chief Executive Officer is the Trustee most familiar with the Company's business and industry and best equipped to effectively identify strategic priorities and lead the discussion regarding the execution of the Company's strategy, he usually leads discussion at Board meetings. Independent Trustees and management have different perspectives and roles in strategy development. The Company's independent Trustees bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that its leadership structure is appropriate because it results in an appropriate balance between independent leadership through the use of a Lead Trustee and strategic considerations, which result from the Chief Executive Officer leading the discussions on most Board topics.

Committees of the Board of Trustees

The Board of Trustees has standing Audit, Compensation, Nominating and Corporate Governance and Investment/Capital Markets Committees. The functions of each committee are detailed in its respective committee charter, which is available on the Company's website at www.acadiarealty.com in the "Investors - Corporate Governance" section. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement. Each committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

The charters for each Board committee, as well as the Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics and Whistleblower Policy may be found on the Company’s website at www.acadiarealty.com in the "Investors - Corporate Governance" section. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement. Copies of these materials are also available to shareholders upon written request to the Company's Corporate Secretary, Acadia Realty Trust 411 Theodore Fremd Avenue, Suite 300, Rye, New York 10580.

Audit Committee

The Audit Committee has authority to engage the Company's independent registered public accounting firm and review the scope and results of the audit. The Audit Committee examines the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations include meetings with independent auditors, staff accountants and representatives of management. The results of the Audit Committee's examinations and the choice of the Company's independent registered public accounting firm are reported to the full Board of Trustees. The Audit Committee includes no officers or employees of the Company or any of its subsidiaries.

The Audit Committee Charter requires that the Audit Committee be comprised of at least three members, each of whom is "independent," as defined by the listing standards of the New York Stock Exchange and at least one of whom is an "audit committee financial expert," as that term is defined by the SEC.

The following Trustees are members of the Audit Committee: Mr. Kellar (Chair), Ms. Luscombe, Mr. Spitz and Ms. Thurber. Mr. Kellar and Ms. Luscombe have served as members of the Audit Committee since the 2004 Annual Meeting, Mr. Spitz was appointed a member in February 2010 and Ms. Thurber has been on the Audit Committee since 2016. The Board has determined that each of these members meets the independence requirements for members of audit committees prescribed by the listing standards of the New York Stock Exchange. The Board has determined that Mr. Kellar and Ms. Luscombe are each an "audit committee financial expert," as that term is defined by the SEC. See the biographical information in "PROPOSAL 1 - ELECTION OF TRUSTEES" for their relevant experience.

Compensation Committee

The Compensation Committee is responsible for administering the Company’s incentive plan and recommending to the full Board the compensation of the executive officers of the Company. With respect to the Chief Executive Officer, the Compensation Committee, either as a Committee or together with the other independent Trustees (as directed by the Board), is responsible for determining and approving the Chief Executive Officer's compensation level. In addition, the Compensation Committee evaluates the Chief Executive Officer's performance, coordinates and reviews the Company's succession plans related to the Chief Executive Officer and other executive officers and reports the status of such plans to the Board annually.

The Compensation Committee Charter requires that the Compensation Committee be comprised of at least two members, with all committee members being "independent" as defined by the listing standards of the New York Stock Exchange.

The members of the Compensation Committee during the last fiscal year were Messrs. Spitz (Chair), Kellar and Crocker and Ms. Thurber. Mr. Spitz and Mr. Crocker have served as members since 2007, Mr. Kellar has served as a member since 2004 and Ms. Thurber has served as a member since 2016. The Board of Trustees has determined that each of these members is independent within the meaning of the listing standards of the New York Stock Exchange. See "Acadia Realty Trust Compensation Committee Report" below.

For information relating to the compensation consultant hired by the Compensation Committee, please refer to the discussions under the headings "Role of the Independent Compensation Consultant and Use of Peer Group Data" in "Compensation Discussion and Analysis" below.

Compensation Committee Interlocks and Insider Participation

During 2018, none of the Compensation Committee members (i) were officers or employees of the Company or any of its subsidiaries; (ii) are former officers of the Company or any of the Company's subsidiaries or (iii) had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, during the last completed fiscal year, none of the executive officers of the Company served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, in an instance where one of such entities' executive officers served on the Compensation Committee;

•	a director of another entity, in an instance where one of such entities' executive officers served on the Compensation Committee; or
•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, in an instance where one of such entities' executive officers served as a Trustee of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications and performance of the Board of Trustees and recommending nominees for Trustees and Board committees to the Board. The Nominating and Corporate Governance Committee is also responsible for recommending to the Board changes in the Company's Corporate Governance Guidelines. The Nominating and Corporate Governance Committee Charter requires the Nominating and Corporate Governance Committee to be comprised of at least two members, each of whom is "independent" as defined by the listing standards of the New York Stock Exchange.

Members of the Nominating and Corporate Governance Committee during the last fiscal year were Ms. Luscombe (Chair), who has served since 2005, Mr. Crocker, who has served since August 2005 and Mr. Zoba who has served since November 2015. The Board of Trustees has determined that these members are independent within the meaning of the listing standards of the New York Stock Exchange.

The Nominating and Corporate Governance Committee will consider all shareholder recommendations for candidates for the Board of Trustees. All shareholder recommendations should be sent to the Company's Corporate Secretary at Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, New York 10580, and should include all information relating to such person that is required to be disclosed in a proxy statement for the election of Trustees or is otherwise required pursuant to Regulation l4A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shareholders must also include the nominee's written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected. Furthermore, the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation is made must include their names and addresses as they appear on the Company's books, as well as the class and number of Common Shares of the Company that they beneficially own. The Nominating and Corporate Governance Committee may identify other candidates, if necessary, through recommendations from directors, management, employees or outside consultants. The Nominating and Corporate Governance Committee will review candidates in the same manner regardless of the source of the recommendation. The Committee received no shareholder recommendations for candidates for the Board of Trustees for this Annual Meeting. Under the Company's Bylaws, if a shareholder wishes to put forward a nominee for Trustee, it must deliver notice of such nominee to the Company's Corporate Secretary not less than 120 days and no more than 150 days prior to the first anniversary date of the proxy statement for the preceding year's annual meeting, provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the preceding year's annual meeting, notice by the shareholder must be so delivered not earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made. See "Submission of Shareholder Proposals" below.

Trustee Qualifications and Review of Trustee Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Trustees regarding the size and composition of the Board. The Nominating and Corporate Governance Committee annually reviews the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity of backgrounds and contains at least the required minimum number of independent Trustees. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company to execute its strategic plan and achieve its objectives. In the event the Nominating and Corporate Governance Committee determines that additional expertise is needed on the Board, or if there is a vacancy, the Nominating and Corporate Governance Committee expects to use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.

The Company's strategic plan can be summarized in the following broad categories:

•	Maintain a strong balance sheet;
•	Maintain a strong core portfolio;
•	Enhance the Company's external growth platform; and
•	Utilize its experienced management team.

In evaluating a Trustee candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of the candidate; the potential contribution of the candidate to the diversity of backgrounds, experience and competencies required by the Board; the candidate's ability to devote sufficient time and effort to his or her duties as a Trustee; independence and willingness to consider all strategic proposals and oversee the agreed-upon strategic direction of the Company; and any other criteria established by the Board, as well as other core competencies or technical expertise necessary to fill all of the committees of the Board.

The Nominating and Corporate Governance Committee will seek to ensure that each nominee meets the foregoing criteria and also brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas:

•	General real estate experience;
•	Real estate investment experience;
•	Asset management experience;
•	REIT experience;
•	Financial expertise;
•	Real estate development experience;
•	Public company board service;
•	Information systems security and cyber risk oversight;
•	Corporate governance expertise;
•	CEO experience;
•	Experience in risk management;
•	Experience in mergers and acquisitions; and
•	Experience in supporting strategy and growth of the retail leasing business.

Investment/Capital Markets Committee

The Investment/Capital Markets Committee (the "Investment Committee") has been established for the primary purpose of (i) screening all transactions that are within certain defined pre-approval limits to ensure such transactions are within such limits, (ii) acting as the pricing committee for all equity offerings and (iii) for other investments and capital market transactions, exercising such authority as is given to it from time to time by the Board of Trustees.

The Investment Committee Charter requires that it be comprised of at least three members, each of whom is "independent" as defined by the listing standards of the New York Stock Exchange. The Investment Committee Charter also provides that Company's Chief Executive Officer is a member of the Investment Committee by virtue of his executive position. Messrs. Crocker (Chair) and Wielansky have served as the members of the Investment Committee since the 2004 Annual Meeting, Mr. Spitz has served since 2007 and Mr. Zoba has served since November 2015. The Board of Trustees has determined that Messrs. Crocker, Wielansky, Spitz and Zoba are "independent" within the meaning of the listing standards of the New York Stock Exchange.

CORPORATE GOVERNANCE HIGHLIGHTS

WHAT WE DO

The Company regularly monitors developments in the area of corporate governance and seeks to enhance the Company's corporate governance structure based upon a review of new developments and recommended best practices, taking into account investor feedback. Below are the highlights of our independent Board and leadership practices:

•

Opt-out of Board Self-classification Provisions of Subtitle 8. We have opted out of the provisions of Subtitle 8 of the Maryland General Corporation Law (often referred to as the Maryland Unsolicited Takeovers Act, or MUTA), the effect of which is that the Company is prohibited, without the approval of shareholders, from classifying the Board, and the Company may only opt back into such provisions with the affirmative vote of a majority of votes cast by shareholders.

•	No Poison Pill. No Shareholder Rights Plan in effect.
•	Annual Election of Trustees. Our Board consists of a single class of Trustees who stand for election each year.
•

Majority Voting Standard for Trustees with Trustee Resignation Policy. Our Bylaws include a majority voting standard for the election of Trustees in uncontested elections. Any incumbent Trustee who fails to receive the required vote for re-election must offer to resign from our Board of Trustees.

•

Independent and Diverse Board. We seek to maintain a diverse board primarily comprised of independent trustees who represent a mix of varied experience, backgrounds, tenure and skills to ensure a broad range of perspectives is represented. Currently seven of our eight trustees are independent, including two female trustees, and all members serving on our Audit, Compensation and Nominating and Corporate Governance Committees are independent.

•	Executive Sessions of our Board. An executive session of independent Trustees is held at each regularly-scheduled Board meeting.
•	Lead Trustee. Our Lead Trustee ensures strong, independent leadership and oversight of our Board of Trustees by, among other things, presiding at executive sessions of the non-management Trustees.
•	Board Evaluations. Our Nominating and Corporate Governance Committee oversees annual evaluations of our Board as a whole and each Trustee individually.
•	Regular Succession Planning. A high priority is placed on regular and thoughtful succession planning for our senior management.
•

Risk Oversight by Full Board and Committees. A principal function of our Board is to oversee risk assessment and risk management related to our business. Oversight for specific areas of risk exposure is delegated to our Board committees.

•	Code of Ethics. A robust Code of Business Conduct and Ethics is in place for our Trustees, officers and employees.
•	Clawback Policy. Our Board has voluntarily adopted a formal clawback policy that applies to cash and equity incentive compensation.
•	Anti-Hedging and Anti-Pledging. Our Trustees, officers and employees are subject to anti-hedging and anti-pledging policies.
•	Annual Say-on-Pay. We annually submit “say-on-pay” advisory votes for shareholder consideration and vote.
•

Sustainability. We strive to conduct our business in a socially responsible manner that balances consideration of environmental and social issues with creating long-term value for our Company and our shareholders.

•	No Over-boarding. Our written governance policy limits Trustee membership on other public company boards subject to discretion of our Board.
•	Shareholder-requested Meetings. Our Bylaws permit shareholders to request the calling of a special meeting.
•	Whistleblower Policy. Our Board of Trustees has adopted a “whistleblower” policy.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) ACHIEVEMENTS AND INITIATIVES

The Company is dedicated to responsible environmental, social and community stewardship as an essential part of our mission to build a successful business and to shape the communities we serve throughout our portfolio, in addition to our workplace community. Below are some highlights of our commitment to ESG principles.

Environmental

We have undertaken a number of green initiatives that not only conserve energy and reduce waste, but offer our tenants cost-effective incentives to promote sustainability efforts throughout our portfolio. We are a member of the Green Business Partnership and are they have certified us as a green business.

•

LED Lighting Upgrade. We launched an energy reduction program at select suburban shopping centers by embracing LED lighting technology and smart lighting control systems for parking lots, common areas, walkways, signage and façade lighting. New developments are designed with this reduced energy consumption criteria in mind where applicable, and many of our existing centers are in the process of being converted to this energy reducing technology. We are in the process of replacing many of our incandescent or fluorescent lighting to high efficiency LED. Our corporate office is equipped with automatic occupancy sensors and LED lighting to limit consumption and reduce our carbon footprint.

•

Waste Reduction. In order to reduce waste, we are encouraging departments to sign up for electronic/paperless billing whenever available, requesting vendors to send contracts and invoices electronically and we have implemented an electronic communication system for tenants, significantly reducing monthly and annual mailings. We also encourage staff to recycle, reuse and rethink their use of resources. In addition, many of our properties utilize energy efficient windows and doors. Lastly, our property management department uses EarthCAM at several properties to minimize transportation for property managers.

•

Energy Efficient Roofs. New roofing projects are designed with criteria to increase energy efficiency whenever appropriate. Currently, we use either green roofs (which are covered with vegetation or grass) to reduce storm water runoff and increase energy efficiency by protecting buildings from direct solar heat and minimizing heat loss through added insulation on the roof, or white roofs (which reflect up to 90% of sunlight) to keep buildings cool and prevent heat from damaging the roofs.

•

Water Conservation. We have installed sub-meter monitoring systems at several properties to be alerted of excessive use due to leaks. We also use irrigation controls (which use, on average, approximately 30% less water), accessed through remote applications, to conserve water and time.

SOCIAL

Whether through time, effort or monetary donations, we are committed to nourishing the betterment of the communities we serve, and our employees play active roles in numerous charitable organizations. As a company, we have partnered with a local New York charity organization, Lifting Up Westchester, in an effort to better serve the community we call home.

We are also committed to the on-going development and execution of our Human Capital Plan, which seeks to foster a workplace where our employees are treated fairly and are highly motivated to succeed. Through our Human Capital Plan, we promote wellness initiatives, educational programs and leadership training. We embrace diversity and are committed to providing equal employment opportunities for training, compensation, transfer, promotion and other aspects of employment for all qualified applicants and employees without regard to sex, race, color, religion, ethnicity, national origin, age, disability, sexual orientation, gender identity or gender expression.

Governance

We are dedicated to maintaining a high standard for corporate governance predicated on integrity, ethics, diversity and transparency. All of our board members stand for re-election every year. Two of the seven independent directors are female, earning our company recognition by 2020 Women on Boards for two consecutive years.

Communication with Trustees

You may communicate directly with the Board of Trustees by sending correspondence to the Company's Corporate Secretary at Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, New York 10580. The sender should indicate in the address whether it is intended for the entire Board, the independent Trustees as a group, or to an individual Trustee. Each communication intended for the Board, the independent Trustees or an individual Trustee received by the Corporate Secretary will be promptly forwarded to the intended recipients in accordance with the sender's instructions.

Risk Oversight

The entire Board and each of its committees are involved in overseeing risk associated with the Company.

Financial and Accounting

The Board and the Audit Committee monitor the Company's financial and regulatory risk through regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the independent registered public accounting firm, the Audit Committee discusses the scope and plan for the internal audit and the audit conducted by the independent registered accounting firm, and includes management in its review of accounting and financial controls and assessment of business risks.

Governance and Succession

The Board and the Nominating and Corporate Governance Committee monitor the Company's corporate governance policies and procedures by regular review with management and outside advisors. The Board and the Compensation Committee monitor CEO succession and the Company's compensation policies and related risks by regular reviews with management and the Committee's outside advisors.

Cyber Security

Cyber security is an integral part of the Board’s and the Audit Committee’s risk analysis and discussions with management. While the Company attempts to mitigate cyber security risks by employing a number of measures, including a dedicated information technology team, employee training and background checks, comprehensive monitoring of the Company’s networks and systems and maintenance of backup systems and redundancy along with purchasing available insurance coverage, the Company’s systems, networks and services remain potentially vulnerable to advanced threats.

Compensation

As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on these reviews, the Company has concluded that its compensation policies are not reasonably likely to have a material adverse effect on the Company.

MANAGEMENT

Executive Officers

The executive officers of the Company as of the date of this Proxy Statement are as follows:

Name	Age	Office Held	Year First Became Officer/Trustee	Term Expires
Kenneth F. Bernstein	57	Trustee, Chief Executive Officer and President	1998	2019
John Gottfried	47	Senior Vice President and Chief Financial Officer	2016	-
Christopher Conlon	59	Executive Vice President and Chief Operating Officer	2008	-
Joseph Napolitano	54	Senior Vice President and Chief Administrative Officer	1998	-
Jason Blacksberg	43	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	2014	-

Biographical information with respect to Mr. Bernstein is set forth under "PROPOSAL 1 - ELECTION OF TRUSTEES," above.

John Gottfried, age 47, joined the Company in June 2016 as Chief Financial Officer. Mr. Gottfried is responsible for all accounting, financial reporting, budgeting/forecasting, real estate finance, capital market activities, tax and treasury functions. Mr. Gottfried joined Acadia after 18 years at PwC, where he was a Partner and most recently served as the assurance leader of PwC’s New York City Real Estate practice. He earned a Bachelor of Science degree in Business Administration from the University of Dayton and is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Christopher Conlon, age 59, has been Executive Vice President/Chief Operating Officer of the Company since January 2012. From February 2008 through 2011, Mr. Conlon served as Senior Vice President - Leasing and Development. From 1992 to 2007, Mr. Conlon was a partner at Ripco Real Estate Corporation where he was responsible for the leasing and development/redevelopment of neighborhood shopping centers, vertical urban retail centers and mixed-use properties with retail components. Mr. Conlon received his Bachelor of Arts from the State University of New York at Stony Brook and his J.D. from St. John's University School of Law.

Joseph Napolitano, age 54, has been Senior Vice President and Chief Administrative Officer of the Company since April 2007. He is accountable for managing the Company’s property management, human resources, marketing and information technology disciplines. Mr. Napolitano has been with the Company since January 1995, and has 35 years of real estate experience. Mr. Napolitano has a bachelor’s degree in Business Administration from Adelphi University, is a Master Human Capital Strategist (MHCS) as certified by the Human Capital Institute, is a Certified Property Manager (CPM) by the Institute of Real Estate Management, and is a Real Property Administrator (RPA) certified by the Building Owners and Managers Institute International. Mr. Napolitano is also a board member for DDI (Developmental Disabilities Institute), a non-profit, multi-site agency serving the special needs of children with Autism and other developmental disabilities.

Jason Blacksberg, age 43, has been Senior Vice President and General Counsel for the Company since May 2014, as well as Chief Compliance Officer and Corporate Secretary since 2016. He is accountable for leading and executing Acadia’s legal strategy and affairs. Prior to joining the Company, Mr. Blacksberg was Senior Vice President of Investments & Assistant General Counsel at the Trump Organization. Prior to joining Trump, Mr. Blacksberg was an Associate at the law firm of Davis Polk & Wardwell. Mr. Blacksberg began his legal career as a law clerk to Chief Judge Marilyn Huff in the U.S. District Court, Southern District of CA. He received his law degree from Georgetown University Law Center and his bachelor's degree from the University of Pennsylvania.

COMPENSATION DISCUSSION AND ANALYSIS

The "Compensation Discussion and Analysis" section of this Proxy Statement presents the detailed compensation arrangements for the Company's Named Executive Officers ("NEOs") for fiscal year 2018, which were determined by the Compensation Committee. For the fiscal year ended December 31, 2018, the Company's NEOs and their titles were as follows:

•	Kenneth F. Bernstein - President and Chief Executive Officer ("CEO")

•	John Gottfried - Senior Vice President and Chief Financial Officer ("CFO")

•	Joel Braun - Former Executive Vice President and Chief Investment Officer ("CIO"); (Retired effective 12/31/2018)

•	Christopher Conlon - Executive Vice President and Chief Operating Officer ("COO")

•	Joseph Napolitano - Senior Vice President and Chief Administrative Officer ("CAO")

The Link Between The Company's Business Model and Compensation Program

The Company's business model is unique (as compared to many other publicly-traded REITs) in that it uses dual platforms comprised of its core portfolio and fund platform. The Company's long-term growth strategy is based on the following key principles:

Core Portfolio	Fund Platform	Balance Sheet
Building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street retail corridors	Making profitable opportunistic and value- add investments through the Company's series of discretionary institutional funds	Maintaining appropriate leverage levels to ensure access to sufficient capital to fund future growth

The Company attributes its success to its unique business model and to its uncompromising commitment to three core attributes:

1.

Stay focused. The Company executes its strategy by focusing on four key business strengths: enhancing its core portfolio, maintaining a strong balance sheet, launching profitable external growth initiatives and energizing the Acadia Team.

2.

Maintain discipline. The very nature of the Company's business is long-term, with horizons measured in years, not quarters. The Company waits patiently for the right opportunities to present themselves and makes strategic decisions that are driven by its commitment to sustain growth over the long term.

3.

Provide value. The Company believes that the value it consistently creates and delivers is one of the attributes most admired by its varied constituency, consumers who shop in its centers, retailers who lease its properties, loyal shareholders who rely on its expertise, its business partners and the talented employees who are the face of Acadia.

Business Highlights

During 2018, the executive officers led the Company to achieve operational results in line with expectation, driven by the strength of the Core Portfolio and meaningful improvement in retailer demand for high quality spaces, including the highlights below. See page 27 of this proxy statement for a reconciliation of net income to funds from operations ("FFO") and page 40 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a reconciliation of consolidated operating income to net operating income (“NOI”).

•	Solid 2018 Core Operating Results:

•

FFO per share, excluding net Promote (as defined below) income which is subject to significant variation year-to-year given the timing discrepancy of fund investment acquisitions and dispositions, of $1.35 in 2018, which was consistent with expectations;

•	Same-property NOI increased 1.8%, which was largely driven by re-leasing of key street and urban properties during the second half of 2018;
•

Signed two key leases that are an integral part of the Company’s Core NOI growth plan, including a lease with Whole Foods Market for approximately 56,000 square feet at City Center in San Francisco and a lease with Uniqlo for approximately 28,000 square feet at State Street in Chicago; and

•	2018 Core Portfolio was 95.2% leased as of December 31, 2018.

•	Continued to Maintain a Solid, Low-Levered Balance Sheet:

•	Over 95% of the Core Portfolio debt is fixed at an average rate of 3.7% and a maturity of 5.8 years; and
•	As of December 31, 2018, net debt to EBITDA ratio for the Core Portfolio was 5.0x.

•	Execution of Fund Strategy:

•	Completed $149 million of fund acquisitions during 2018, and
•	Completed $76.6 million of fund dispositions during 2018.

•	Total Shareholder Return Performance Above Peer Companies:

•	The Company's long-term total shareholder return ("TSR") performance has consistently performed at or above the median of its peers (detailed in the "Total Shareholder Return" section below).

Total Shareholder Return

The Company believes that the true value creation of real estate should be assessed over the long-term horizon, thus its strategy has focused on long-term value creation. While the Company has experienced negative TSR performance over the shorter one- and three-year periods, these results have been consistent with the downward pressure at retail REITs over the past few years. Our TSR performance on a relative-basis continues to outperform our closest competitors, including the executive compensation peer group and the SNL US REIT Shopping Center Index, while continuing to deliver significant value to shareholders over the longer-term, five- and ten-year periods.

	1-Year	3-Year	5-Year	10-Year
Acadia Realty Trust (AKR)	(9.44)%	(19.78)%	15.96%	145.48%
Executive Compensation Peer Group Median	(18.01)%	(21.12)%	(4.72)%	114.30%
MSCI US REIT (RMS) Index	(4.57)%	8.89%	45.55%	215.45%
SNL US REIT Retail Index	(12.14)%	(15.66)%	12.23%	191.87%
SNL US REIT Retail Shopping Center Index	(16.08)%	(22.78)%	5.42%	77.02%

Source: S&P Global Market Intelligence LLC

Executive Compensation Highlights

The Company's success depends on developing, motivating and retaining executives who have the skills and expertise to lead a REIT that uses both a traditional core portfolio and a fund platform. The Company seeks to design an executive compensation program that supports its business model and aligns management’s interests with its shareholders and fund investors.

Our focus is and continues to be to maintain a strong link between our NEOs’ compensation and the Company’s performance. Highlights of our 2018 executive compensation program are outlined below and the key elements to our compensation structure are summarized in the chart that follows.

•	Pay-for-Performance Alignment - We maintain strong pay-for-performance alignment with more than 87% of our CEO’s 2018 target compensation variable and subject to the Company’s performance.

•

Formulaic Annual Cash Bonuses - 75% of our NEOs’ annual cash bonuses are formulaic and based on the achievement of pre-established corporate performance goals, with the remaining 25% based on individual performance goals set forth at the beginning of the year. Our cash bonus program employs challenging hurdles and may result in significant fluctuations in payouts depending on our financial and operating success each year.

•

Focus on Long-Term Performance and Alignment with Our Shareholders and Investors - For 2018, approximately 64% of our CEO’s target compensation was paid in the form of long-term incentive units ("LTIP Units") that are subject to additional service-based and performance-based vesting conditions. Half of the LTIP Units are subject to a long-term vesting period of five-years and half are subject to the achievement of relative TSR goals over a three-year performance period (plus an additional two-year vesting period on any earned LTIP Units). Additionally, our NEOs may receive fund-based compensation if a particular investment has achieved a preferred rate of return and requires a long-term commitment from our management team given that such payouts typically involve value creation over a seven- to ten- year period before payouts, if any, are realized.

•

Commitment to Strong Compensation Governance - Our executive compensation program is designed to achieve an appropriate balance between risk and reward and employs good compensation governance and risk mitigation features, including:

•	Share ownership requirements, including 10x base salary for our CEO
•	Anti-hedging and anti-pledging policies
•	Long-term vesting requirements on equity awards
•	Caps on annual cash awards and equity award payouts
•	Multiple performance factors
•	Range of payouts (not all or nothing)

Elements of Pay	Form	Links to Performance	Purpose
Base Salary	Fixed Cash	Determined based on: •Evaluation of individual’s experience •Current performance •Internal pay equity and a comparison to peer group	•Recognize ongoing performance of job responsibilities and contributions to Company success •Promote executive retention and recruitment
Annual Cash Bonus	Variable Incentive (Cash and LTIP Units)

Correlates each individual payout to specific corporate and individual performance goals:

•Corporate financial targets (50% weighting);

•Executing the Strategic Plan (25% weighting); and

•Individual performance (25% weighting)

Employees may elect to receive all or a portion of their cash bonus in restricted LTIP Units at a 20% discount which vest ratably over a five-year period

•Reward the achievement of short-term corporate objectives and individual contributions on an annual basis

•Ensure transparency of performance-basis for payouts

•Create alignment between management and shareholders

Long-Term Incentives	Time-Based LTIP Units	50% of total award granted in time-based LTIP Units that vest ratably over a five-year period based on continued service •Subject recipients to the same market fluctuations as shareholders

•Support the retention of executives

•Reinforce the alignment of our NEOs interests with our shareholders’ interests over the long-term

•Ensure that management maintains a long-term focus that serves the best interests of the Company

Performance-Based LTIP Units

50% of total award granted in performance-based LTIP Units that vest between 0% and 200% of target performance based upon achievement of specified relative TSR hurdles at the end of a three-year performance period:

•2/3 based on relative TSR compared to the SNL U.S. REIT Retail Shopping Center Index

•1/3 based on relative TSR compared to the SNL U.S. REIT Retail Index

60% of any earned units vest at the end of the performance period, and the remaining 40% of earned units vest ratably over the next two years

•Enhance the pay-for-performance structure and shareholder alignment •Motivate and reward senior management for superior TSR performance

Long-Term Incentives (continued)	Long-Term Incentive Alignment Program

A portion of the Promote distributions from the Company’s funds are allocated to management:

•The Company's long-term incentive alignment program is based on the fundamental principle that participants should only realize value if a particular investment has achieved significant success by generating more than a 6% preferred rate of return

•Designed to provide direct alignment between its management team and both its fund investors and its shareholders

2018 Compensation Snapshot

The following table highlights target 2018 compensation as compared to approved 2018 compensation amounts for all NEOs. The compensation amounts reflect the approved cash payouts under the annual cash bonus plan (excluding any additional value in connection with elected deferrals) and the full intended value of the annual equity awards. Additionally, because no Promote distributions were paid to NEOs in 2018, the Long-Term Incentive Alignment Program is not shown.

Mr. Braun retired from the Company effective December 31, 2018. For details of Mr. Braun’s 2018 compensation please see page 33.

Named Executive Officer	Year	Base Salary	Annual Cash Bonus (1)	Annual Equity Awards (2)	Total Compensation
Ken Bernstein	2018 Target	$612,000	$1,071,000	$2,950,000	$4,633,000
President & CEO	Approved 2018	612,000	1,002,533	2,950,000	4,564,533
	Approved as a % of Target		93.6%	100.0%	98.5%
John Gottfried	2018 Target	436,000	327,000	715,200	1,478,200
SVP & CFO	Approved 2018	436,000	329,112	715,200	1,480,312
	Approved as a % of Target		100.6%	100.0%	100.1%
Christopher Conlon	2018 Target	431,000	538,750	900,000	1,869,750
EVP & COO	Approved 2018	431,000	537,673	900,000	1,868,673
	Approved as a % of Target		99.8%	100.0%	99.9%
Joseph Napolitano	2018 Target	344,000	258,000	350,000	952,000
SVP & CAO	Approved 2018	344,000	262,354	350,000	956,354
	Approved as a % of Target		101.7%	100.0%	100.5%

Notes:

(1) Represents the cash bonus plan payout in 2018 excluding any additional value in connection with elected deferrals.

(2) Represents the approved value of 2018 equity awards (which are granted in the next fiscal year for the previous year’s performance).

Shareholder Say-on-Pay Vote

At the 2018 Annual Meeting, the Company’s shareholders approved, on a non-binding advisory basis, the Company’s executive compensation plan with a vote of approximately 98.6%, which the Company believes affirms strong shareholder support of its executive compensation program. The Compensation Committee is committed to reviewing the results of the advisory say-on-pay vote, market practices and governance standards on an annual basis and making changes as appropriate.

Compensation Program Objectives and Process

Compensation Program Objectives

The executive compensation program is designed to help the Company achieve the objectives that are reflected in the Compensation Committee's Charter that is available on the Company's website at www.acadiarealty.com in the "Investors - Corporate Governance" section. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement. The Compensation Committee's executive compensation objectives for NEOs are as follows:

•	Motivating the Company's NEOs to create maximum shareholder value.

•	Providing incentives to the Company's NEOs that reward dedication, hard work and success.

•	Providing a compensation program that ensures "pay for performance".

•	Aligning the interests of the Company's NEOs and shareholders as closely as possible.

•	Aligning the interests of the Company's NEOs and the Company's external fund investors as closely as possible.

•	Creating the right mix of long-term incentives to motivate and retain the Company's NEOs.

•	Creating an incentive compensation program that can go beyond the Company's NEOs and be utilized throughout the organization.

The following sections describe the components of the Company's executive compensation program and the process for determining the compensation of the NEOs. The process includes input from the CEO (except with respect to his own compensation), the Compensation Committee and the Board of Trustees and an objective review of the Company's performance, the individual NEOs performance and the performance of the business unit that reports to each individual NEO. For a discussion of compensation for the members of the Board of Trustees, see "Board of Trustees Compensation," below.

How We Determine Executive Compensation

Compensation Committee	CEO and Company Management	Compensation Consultant

•Exercises independent discretion with respect to executive compensation matters

•Administers our equity incentive programs, including reviewing and approving equity grants to our NEOs

•Recommends individual targets and actual compensation for the executive officers

•Evaluates performance, determines and approves compensation levels for the CEO

•CEO provides input on individual performance and results against key business goals •Provides additional information as requested by the Compensation Committee

•Advises the Committee on competitive benchmarking on pay levels, practices, and governance trends

•Assists with peer group selection and analysis

•Reviews and advises on recommendations, plan design and measures

Role of the Compensation Committee

The Compensation Committee recommends compensation for our NEOs to the full Board and consists of four independent directors. The purposes and responsibilities of the Compensation Committee include the following:

•	Determine and approve (on its own or together with other independent Trustees) the CEO’s compensation level, as well as evaluate the CEO’s performance;

•	Make recommendations to the Board with respect to the compensation of the executive officers other than the CEO; and

•	Coordinate and review the Company’s succession plans related to the CEO and other executive officers.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

On an annual basis, the Compensation Committee considers market competitiveness, business results, experience and individual performance when evaluating executive compensation. The process includes input from the CEO (except with respect to his own compensation), including recommending for Compensation Committee approval the financial performance goals for annual incentives. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The CEO is subject to the same financial performance goals as other executives, all of which are approved by the Compensation Committee. Upon the recommendation of the Compensation Committee, all final decisions affecting executive compensation are made by the entire Board of Trustees.

Role of the Independent Compensation Consultant and Use of Peer Group Data

In 2018, the Compensation Committee engaged the services of an outside independent compensation consultant, FTI Consulting, Inc. ("FTI Consulting"), to assist it in evaluating the compensation program and determining the appropriate amounts, types and mix of compensation to executive officers in order to achieve the overall objectives as described above. The Compensation Committee has the sole authority to retain and terminate FTI Consulting as its compensation consultant and approve fees and other engagement terms. The Compensation Committee has determined that FTI Consulting is independent from management based upon the consideration of the final rules adopted by the SEC to implement Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The Compensation Committee, with the help of FTI Consulting, reviews the compensation practices of other REITs in order to evaluate market trends and compare the Company's compensation program with its competitors. Based in part on this data and analysis provided by FTI Consulting, the Compensation Committee develops a compensation plan that is intended to maintain the link between corporate performance and shareholder returns while being generally competitive within the REIT industry. FTI Consulting also reviews proposed recommendations made to the Compensation Committee by management and provides commentary regarding the reasonableness of such pay programs and pay level adjustments. The Compensation Committee considered FTI Consulting’s peer group analysis when determining base salaries and bonuses paid out to the executives for 2018.

In selecting the targeted peer group, the Company considers REITs based upon the following characteristics:

•	Retail property focus (shopping centers and regional malls); and

•	Companies that are approximately no less than one-third (1/3) and no more than 3x the size of the Company in terms of implied market capitalization.

No adjustments were made to the FTI Consulting’s recommended peer group for 2018. The following table provides the names and key information for each peer company at the time at which the Compensation Committee reviewed the peer group market data in November 2018.

(Dollars in millions)

Company	Implied Equity Market Cap (1) ($)	Total Enterprise Value(1) ($)	Headquarters	Sector
Brixmor Property Group Inc.	4,805.9	9,893.0	New York, NY	Shopping Center
CBL & Associates Properties, Inc	600.3	5,333.5	Chattanooga, TN	Regional Mall
Kite Realty Group Trust	1,395.4	2,953.8	Indianapolis, IN	Shopping Center
National Retail Properties, Inc.	7,791.5	10,964.9	Orlando, FL	Other Retail
Pennsylvania Real Estate Investment Trust	716.5	2,717.2	Philadelphia, PA	Regional Mall
Retail Opportunity Investments Corp.	2,224.9	3,685.2	San Diego, CA	Shopping Center
Retail Properties of America, Inc.	2,637.2	4,166.6	Oak Brook, IL	Shopping Center
RPT Realty	1,127.6	2,251.5	New York, NY	Shopping Center
Seritage Growth Properties	2,098.7	3,185.2	New York, NY	Other Retail
SITE Centers Corp.	2,220.5	5,124.1	Beachwood, OH	Shopping Center
Spirit Realty Capital, Inc.	3,466.4	5,695.6	Dallas, TX	Other Retail
Tanger Factory Outlet Centers, Inc.	2,376.6	4,119.9	Greensboro, NC	Other Retail
Urban Edge Properties	2,635.9	3,738.0	New York, NY	Shopping Center
Washington Prime Group Inc.	1,470.7	4,670.4	Columbus, OH	Regional Mall
Weingarten Realty Investors	3,714.9	5,661.0	Houston, TX	Shopping Center

Acadia Realty Trust	2,481.1	4,572.4	Rye, NY	Shopping Center
Peer Group Median	2,224.9	4,166.6

(1) Data as of November 13, 2018

Source: S&P Global Market Intelligence

Elements of Compensation

Historically, the Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonus, and annual long-term equity-based incentive compensation.

The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of shareholders while maintaining sensitivity to multiple factors including the Company’s fiscal year budget, annual accounting cost and the impact to share dilution.

Base Salary

Utilizing market data supplied by FTI Consulting, the Compensation Committee reviewed the base salaries of the NEOs and consistent with the Company’s philosophy to offer competitive salaries to key executives, the Compensation Committee recommended, and the Board of Trustees (in Mr. Bernstein’s case, solely the independent Trustees) approved base salaries in 2018 at the same levels for all NEOs as paid in 2017 as follows:

Named Executive Officer	2018 Base Salaries	2017 Base Salaries	% Change
Ken Bernstein, President & CEO	$612,000	$612,000	0%
John Gottfried, SVP & CFO	436,000	436,000	0%
Christopher Conlon, EVP & COO	431,000	431,000	0%
Joseph Napolitano, SVP & CAO	344,000	344,000	0%

Annual Cash Bonus

Each executive’s annual cash bonus opportunity is based upon threshold, target and maximum percentages of base salary and were set at a level that would provide NEOs with total cash compensation subject to Company and individual performance. The threshold, target and maximum percentages of base salary for 2018 were as follows:

Executive	Threshold	Target	Maximum
Ken Bernstein, President & CEO	100%	175%	250%
John Gottfried, SVP & CFO	25%	75%	125%
Christopher Conlon, EVP & COO	50%	125%	250%
Joseph Napolitano, SVP & CAO	25%	75%	125%

The cash bonus plan is based in part on the achievement of several objective Company financial and strategic performance goals. The 2018 cash bonus program is based on the following measures, with actual results shown for each measure:

2018 Annual Cash Bonus Measures

Performance Criteria	Weighting	Threshold	Target	Maximum	Actual Results
FFO/share (1)	15%	$1.33	$1.39	$1.45	$1.38
Same-Store NOI growth (2)	10%	1.0%	2.0%	3.0%	1.8%
Leverage - Core Debt to EBITDA	12.5%	5.75x	5.25x	4.75x	4.70x
Fund Acquisitions (in $mm)	12.5%	$200.0	$450.0	$700.0	$148.8
Executing the Strategic Plan Maintain a high-quality core portfolio of retail assets Maintain a disciplined growth strategy that enables opportunistic investing	25%	1	3	5	3.5
Individual	25%	1	3	5	See Below
Total	100%

(1)

See below for a reconciliation of Net Income (GAAP) to FFO. For the purposes of determining the achievement of performance criteria, the Compensation Committee did not include the impact of $0.03 resulting from retirement charges with respect to Mr. Braun.

(2)

Same-Store NOI excludes various items included in operating income (GAAP) that are not indicative of the operating performance of a store. Same-Store NOI is calculated by starting with operating income and (i) adding back general and administrative, depreciation and amortization, abandonment of project costs, reserve for notes receivable; and (ii) deducting management fee income; interest income; other income; lease termination income; and straight-line rent and other GAAP adjustments.

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS	For the Year Ended December 31, 2018
(dollars in thousands, except per share data)
Net income attributable to Acadia	$31,439
Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	85,852
Gain on disposition of properties (net of noncontrolling interests' share)	(994)
Income attributable to Common OP Unit holders	2,033
Distributions - Preferred OP Units	540
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$118,870
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units	87,728
Funds from operations, per Common Share and Common OP Unit	$1.35

Individual Performance Measures

The 2018 cash bonus program also contained an individual performance component comprising 25% of the total cash bonus award at target. These goals were different for each NEO based on the different Company disciplines for which each NEO was responsible and, while some could be objectively measured overall, they were more subjective in nature. The 2018 individual performance measures were as follows:

President & CEO
Ensuring the Company’s long-term financial stability by raising new sources of capital, and by preserving & expanding the Company’s liquidity position
Developing short & long-term incentives consistent with the current economic environment and forecasts
Success in interfacing with Board of Trustees to develop Company strategy to ensure shareholder value is maximized over the long-term
Stewardship at the top of the organization, and success in interfacing with major institutional investors and JV partners
Overall Score	3.00

SVP & CFO
Ensure sufficient capital is available to execute the Company’s growth plans
Source both equity and debt capital at the lowest cost possible
Ensure effective communication with the Street (Sellside, Buyside and press releases)
Strong leadership in the disciplines Executive is accountable
Overall Score	3.44

EVP & COO
Improve overall occupancy, same store lease spreads and property operating metrics
Summarize financial detail on all major redevelopment assets, and create tracking mechanism of progress and issues
Maintain and enhance key retailer and other relationships
Strong leadership in the disciplines Executive is accountable
Overall Score	3.50

SVP & CAO
Develop and mentor key performers, and provide leadership and oversight to Company initiatives regarding cybersecurity, diversity and inclusion
Monitor and contain G&A costs, and oversee cost reduction strategies to improve efficacy throughout the organization
Enhance employee relations through increased communications, and foster a culture of compliance and transparency that crosses all disciplines and business lines
Strong leadership in the disciplines Executive is accountable
Overall Score	3.56

On February 14, 2019, the Board of Trustees approved annual incentives payable at or below target (with the option for each NEO to elect to receive LTIP Units in lieu of cash at a 20% discount) as follows:

Named Executive Officer	2018 Target Cash Bonus	2018 Cash Bonus Payout	Payout as a % of Target
Ken Bernstein, President & CEO	$1,071,000	$1,002,533	93.6%
John Gottfried, SVP & CFO	327,000	329,112	100.6%
Christopher Conlon, EVP & COO	538,750	537,673	99.8%
Joseph Napolitano, SVP & CAO	258,000	262,354	101.7%

Consistent with the Company's long-standing policy adopted by the Board of Trustees, the Company's NEOs have the option of exchanging all or a portion of their cash bonus for restricted stock or LTIP Units that will vest on a ratable basis over five years. The LTIP Units granted in lieu of the cash bonus are granted based on a 20% discounted share price. Based on the election of each of the NEOs, the 2018 annual incentives were paid as follows:

Named Executive Officer	Cash (1)	Elective LTIP Units (2)(3)
Ken Bernstein, President & CEO	$—	$1,333,657
John Gottfried, SVP & CFO	—	437,782
Christopher Conlon, EVP & COO	237,673	399,089
Joseph Napolitano, SVP & CAO	—	348,981

Notes:

(1) Amount reflects the amount elected in cash.

(2) Amount reflects the amount elected in LTIP Units on February 14, 2019, inclusive of the additional value in connection with the 20% discounted share price. These awards will be reported in the Summary Compensation Table for 2019.

(3) The valuation of the awards is based on the Company’s closing Common Share price of $29.65 on the day preceding the grant date of February 14, 2019.

Long-Term Incentives

The Compensation Committee and the Board of Trustees continue to emphasize long-term performance in the form of:

•	Time-based Restricted Share Units or LTIP Units;

•	Performance-based Restricted Share Units or LTIP Units; and

•	The Long-Term Investment Alignment Program.

In keeping with the long-term, highly technical and cyclical nature of the Company’s business, the Compensation Committee places significant emphasis on a long-term approach to executive compensation while balancing the short-term needs of its executives. The Company's long-term incentives are intended to (i) retain its management team through the inclusion of vesting provisions, (ii) emphasize share ownership, (iii) create direct alignment with shareholder interests, and (iv) motivate management to focus on sustained Company performance.

Annual Equity Compensation Awards

In 2018, the Board of Trustees, in consultation with FTI Consulting, set forth an overall target equity grant for each NEO that may be adjusted up or down at the discretion of the Compensation Committee for over/under performance, with 50% of the target value being granted in the form of time-based Restricted Share Units or LTIP Units and the remaining 50% of the target value being granted in the form of three-year performance-based Restricted Share Units or LTIP Units. The overall target values for 2018 as well as the total equity award granted for 2018 performance in February 2019 is as follows:

Executive	2018 Target LTIP(1)	Approved 2018 LTIP Unit Grant (2)
Ken Bernstein	$2,950,000	$2,950,000
John Gottfried	715,200	715,200
Christopher Conlon	900,000	900,000
Joseph Napolitano	350,000	350,000

Notes:

(1)

2018 target LTIP amounts were adjusted from 2017 amounts in connection with the vesting of historical upfront equity grants. The Compensation Committee elected to increase annual target amounts in lieu of granting additional upfront equity awards.

(2)	Represents the approved value of 2018 equity awards (which are granted on February 14, 2019 for the previous year’s performance).

The total equity compensation awards are comprised of two components as follows:

Time-Based Long-Term Incentives

The time-based long-term incentives represent 50% of the annual equity award granted to each NEO and were issued in the form of Restricted Share Units or LTIP Units. As in years past, these shares vest ratably over five years for each of the NEOs.

Restricted LTIP Units are similar to Restricted Share Units but unlike Restricted Share Units, provide for a quarterly partnership distribution in a like amount as paid to holders of common partnership units in Acadia Realty Limited Partnership, the Company's operating partnership. The Restricted LTIP Units are convertible into common partnership units and, ultimately, Common Shares upon vesting.

Performance-Based Long-Term Incentives

The remaining 50% of the annual equity award is granted in performance-based Restricted Share Units or LTIP Units that may be earned based on the Company’s attainment of specified relative TSR hurdles.

In 2017, the Board of Directors modified performance-based equity awards as compared to prior performance-based awards to remove the "all-or-nothing" approach in favor of a tiered payout structure that provides for LTIP Units to be earned between threshold and maximum based on performance between threshold and maximum. The performance hurdles and levels of opportunity for performance-based LTIP Units granted in 2019 (for 2018 performance) earned over a cumulative three-year performance period are as follows:

	Three-Year Relative TSR(1)
Level	Relative TSR Hurdles (Percentile)	Payout Percentage
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	200%

Notes:

(1)

In the event the Relative TSR percentile falls between the 25th percentile and the 50th percentile, Relative TSR vesting percentage is determined using a straight-line linear interpolation between 50% and 100% and in the event that the Relative TSR percentile falls between the 50th percentile and 75th percentile, the Relative TSR vesting percentage is determined using a straight-line linear interpolation between 100% and 200%.

Two-thirds (2/3) of the performance-based LTIP Units will vest based on the Company’s TSR for the three-year forward-looking performance period ending December 31, 2021 relative to the constituents of the SNL U.S. REIT Retail Shopping Center Index and one-third (1/3) on the Company’s TSR for the three-year forward-looking performance period as compared to the constituents of the SNL U.S. REIT Retail Index (both on a non-weighted basis).

If the Company’s performance fails to achieve the aforementioned hurdles at the culmination of the three-year performance period, all performance-based shares will be forfeited. Any earned performance-based shares vest 60% at the end of the performance period, with the remaining 40% of shares vesting ratably over the next two years.

Long-Term Incentive Alignment Program

In 2009 the Compensation Committee and Board of Trustees approved the Company’s Long-Term Incentive Alignment Program (the "Program"), a multi-year performance-based compensation program designed to provide an incentive for high, long-term performance by motivating management to create shareholder value by increasing earnings through the profitable management of investment funds and joint ventures. The Program is designed to accomplish the following:

•	Reward management for true, long-term performance and not simply for making investment decisions without consideration of actual value realized;

•

Motivate management to deliver superior returns to opportunity fund investors, as well as to the Company through its direct investment, strategic investments and successful liquidation of Acadia Strategic Opportunity Fund III LLC ("Fund III"), Acadia Strategic Opportunity Fund IV LLC ("Fund IV") and Acadia Strategic Opportunity Fund V LLC ("Fund V", and together with Fund III and Fund IV, the "Funds"), thereby increasing shareholder value;

•	Provide a retention tool for years to come; and

•	Further align the interests of management, shareholders and external investors.

The Program is directly tied to the actual performance of the Funds and is designed as follows: The Company is entitled to a profit participation (the "Promote") of 20% of all cash distributed from the Funds in excess of (i) the return of all invested capital and (ii) the 6% preferred rate of return. Under the Program, after the payment of the preferred return and return of all invested capital, the Company may award up to 25% of its Promote to senior executives, or 5% of each dollar distributed by the Funds after the preferred return has been paid to investors. Each individual's allocation of the 25% of the Promote is subject to time-based, annual vesting over a five-year period from the grant date with 10% in years one and two, 20% in years three and four and 40% in year five for Funds III and IV. For Fund V, each individual’s allocation of the Promote is subject to time-based, annual vesting over a five-year period from the grant date with 20% each year.

If the investors of the Funds do not receive a return of all their invested capital and the 6% preferred return, no Promote will be paid to the Company and senior executives will receive no compensation under the Program. There is no interim profit participation on a transaction by transaction basis and thus a greater emphasis is placed on all investments being carefully selected and managed for the long term. The Program increases the alignment between senior executives and the investors of the Funds. Additionally, it should be noted that the Company is a significant investor in the Funds, with a 25% investment in Fund III, a 23% investment in Fund IV and a 20% investment in Fund V. The long-term success of the Funds benefits the Company, and thus shareholders, through both its capital investment and the Promote. For 2018, no compensation was paid under the Program to any Named Executive Officer.

Since 2009, the awards listed below, as a percentage of the potential Promote, were made as a result of the recommendation of the Compensation Committee and approval by the Board of Trustees. In the future, the Compensation Committee and the Board of Trustees may or may not recommend or approve awards to executive officers of additional allocations up to the permitted 25%.

Fund III Awards listed in the table below are reflective of each NEO’s role in connection with investments made in Fund III. As of December 31, 2013, the Company had allocated the entire 25% of the Fund III Promote, including an aggregate amount of 7.7794% that was allocated to officers other than the NEOs.

Named Executive Officer	2009 Award Percentage	2010 Award Percentage	2011 Award Percentage	2012 Award Percentage	2013 Award Percentage	Total Percentage
Ken Bernstein, President & CEO	6.2500%	0.8350%	0.8350%	0.8350%	1.4050%	10.1600%
John Gottfried, SVP & CFO	—%	—%	—%	—%	—%	—%
Joel Braun, EVP & CIO	2.5000%	0.3000%	0.4000%	0.4000%	0.5750%	4.1750%
Christopher Conlon, EVP & COO	0.2500%	0.5475%	0.5475%	0.5475%	0.9931%	2.8856%
Joseph Napolitano, SVP & CAO	0.7500%	0.1150%	0.1150%	0.1150%	0.2150%	1.3100%
Total	9.7500%	1.7975%	1.8975%	1.8975%	3.1881%	18.5306%(1)

Note:

(1) The total percentage of the Promote allocated may not be directly correlated with the amount of the Fund’s invested capital. This provides the Promote recipients with incentive to acquire appropriate assets with the remaining funds in the Fund and to ensure that diligent efforts will be made to achieve stabilization of those assets.

Fund IV Awards listed in the table below are reflective of each NEO’s role in connection with investments made in Fund IV. The Company has allocated a total of 6.25% of the Company’s 20% promote allocation (25.0% of the allowable 25%) to one or more of the other officers of the Company.

Named Executive Officer	2013 Award Percentage	2014 Award Percentage	2015 Award Percentage	2016 Award Percentage	2017 Award Percentage	Total Percentage
Ken Bernstein, President & CEO	0.8750%	0.8750%	1.7500%	1.7500%	3.5000%	8.7500%
John Gottfried, SVP & CFO	—%	—%	—%	0.5000%	—%	0.5000%
Joel Braun, EVP & CIO	0.4000%	0.4000%	0.8000%	0.8000%	1.6000%	4.0000%
Christopher Conlon, EVP & COO	0.4000%	0.4000%	0.8000%	0.8000%	1.6000%	4.0000%
Joseph Napolitano, SVP & CAO	0.1250%	0.1250%	0.2500%	0.2500%	0.5000%	1.2500%
Total	1.8000%	1.8000%	3.6000%	4.1000%	7.2000%	18.5000%(1)

Note:

(1) The total percentage of the Promote allocated may not be directly correlated with the amount of the Fund’s invested capital. This provides the Promote recipients with incentive to acquire appropriate assets with the remaining funds in the Fund and to ensure that diligent efforts will be made to achieve stabilization of those assets.

Fund V Awards listed in the table below are reflective of each NEO’s role in connection with investments made in Fund V. The Company has allocated a total of 0.662% of the Company’s promote allocation (2.650% of the allowable 25%) to one or more of the other officers of the Company.

Named Executive Officer	2018 Award Percentage	Total Percentage
Ken Bernstein, President & CEO	0.8750%	0.8750%
John Gottfried, SVP & CFO	0.1250%	0.1250%
Christopher Conlon, EVP & COO	0.4000%	0.4000%
Joseph Napolitano, SVP & CAO	0.1250%	0.1250%
Total	1.5250%	1.5250%(1)

Note:

(1) The total percentage of the Promote allocated may not be directly correlated with the amount of the Fund’s invested capital. This provides the Promote recipients with incentive to acquire appropriate assets with the remaining funds in the Fund and to ensure that diligent efforts will be made to achieve stabilization of those assets.

Mr. Braun’s 2018 Compensation

Effective December 31, 2018, Joel Braun, Executive Vice President and Chief Investment Officer, retired from the Company. At the time of his retirement, Mr. Braun received the payout of his annual cash bonus at target including the 20% elective discount, payable in fully-vested LTIP Units (the total award grant date fair value is $610,246). Any outstanding time-based equity accelerated as of December 31, 2018 in accordance with his award agreements. Any outstanding performance-based equity will generally continue to vest according to the original vesting terms and will be settled at the end of the original measurement period based on actual performance in accordance with his award agreements.

Governance and Other Policies Relating to Compensation

Share Ownership Guidelines

In order to further foster the strong ownership culture among the Company's senior executive management team and ensure the continued direct alignment of management and shareholder interests, and consistent with emerging corporate governance trends, the Company has adopted a share ownership policy. The policy contains guidelines for NEOs and Trustees to own at all times a certain level of the Company’s Common Shares (also includes Restricted Share Units, LTIP Units, restricted LTIP Units and OP units). The share ownership guidelines are not mandatory but rather are recommended targets as follows:

Title	Multiple	Ownership Requirement Met as of December 31, 2018
CEO	10 x Base Salary + Cash Bonus	Yes
CIO	4 x Base Salary + Cash Bonus	Yes
All other NEOs	3 x Base Salary + Cash Bonus	Yes
Non-Employee Trustees	3x total annual fees	Yes (except Mrs. Thurber who was appointed in March 2016) (1)
(1)	New executive officers and non-employee Trustees have five years to reach the standard that applies to them.

Anti-Hedging and Anti-Pledging Policies

In addition, the Company has a corporate governance policy that prohibits Trustees and certain executive officers from engaging in the following activities with respect to the Company securities: (i) short sales, (ii) purchases or sales of derivative securities of the Company or any derivative securities that provide the economic equivalent, (iii) maintaining a margin account secured by shares of the Company and (iv) pledges as collateral for a loan. All Trustee and executive officers subject to this policy were in compliance as of the date hereof.

Standard Employment Benefits

The Company provides a variety of medical, dental, life, disability and accidental death and dismemberment insurance policies that are generally available to all of its full-time employees. The Company also provides a contributory 401(k) savings plan to employees of the Company, which provides for matching contributions of 50% up to the first 6% of the participant’s base salary contributed to the 401(k) Plan. The All Other Compensation Table summarizes the matching contributions that the Company made to its NEOs for fiscal 2018, 2017 and 2016.

In 2003, the Company instituted the Acadia Realty Trust Employee Share Purchase Plan (the "Share Purchase Plan", and collectively with the Company’s Second Amended and Restated 2006 Incentive Plan, "Share Incentive Plans"). The Share Purchase Plan allows eligible employees of the Company to purchase, through payroll deductions, Common Shares in the Company at a 15% discount to the closing price of the Company’s Common Shares on either the first day or the last day of the quarter, whichever is lower. The Share Purchase Plan is designed to retain and motivate employees of the Company and its designated affiliates by encouraging them to acquire ownership in the Company. The Company has reserved 100,000 Common Shares for issuance under the Share Purchase Plan. The Share Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code"), as amended. During 2018, 2017 and 2016, 3,495, 4,514 and 4,016 Common Shares were purchased under the Share Purchase Plan, respectively. As of the date hereof, no NEOs participate in the Share Purchase Plan.

Impact of Accounting and Tax Treatment

Cash-based compensation, including salary and bonus, are generally charged as an expense in the period in which the amounts are earned by the NEO. The Company expenses the cost of share-based compensation, including Restricted Share Units and Restricted LTIP Units, in its financial statements in accordance with Statement of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, "Compensation - Stock Compensation" ("ASC Topic 718"). In accordance with ASC Topic 718, the grant date fair value of equity awards is amortized ratably into expense over the vesting period.

The Compensation Committee has reviewed the Company's compensation policies in light of Section 162(m) of the Code, which generally limits income tax deductions for compensation paid to certain executive officers to $1,000,000 per annum. Although certain qualifying "performance-based compensation" was previously exempt from this deduction limit, the recently-exacted Tax Cuts and Jobs Act made certain changes to Section 162(m). Pursuant to such changes, "performance-based compensation" is no longer exempt under Section 162(m) effective for tax years beginning after January 1, 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date. We are continuing to assess the impact of Section 162(m) on our compensation arrangements; however, we believe that, because we intend to maintain our qualification as a REIT under the Code and pay distributions sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m); however, the Compensation Committee intends to continue to review the application of Section 162(m) to the Company with respect to any future compensation programs considered by the Company. In view of its overall executive compensation structure, the Compensation Committee has determined that it is appropriate for the CEO and certain other executive officers to have the potential to receive compensation that is not deductible under Section 162(m).

Timing of Equity Grants

The Company does not in any way time its share awards to the release of material non-public information. The CEO meets with the Compensation Committee in January, February or March of each year and recommends the share awards for the NEOs, other than himself to be granted for the prior year. The Compensation Committee reviews the recommendations and then recommends the awards to the full Board of Trustees for approval. The awards are granted in the first quarter of the current year. There is no consequence for selling vested Common Shares but the Company does encourage NEOs and Trustees to hold in accordance with the guidelines for share ownership for NEOs and Trustees.

Relationship of Compensation Policies and Practices to Risk Management

The Compensation Committee has considered the risks arising from the Company's compensation policies and practices for its employees, and does not believe those risks are reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for the fiscal years 2018, 2017 and 2016 awarded to the NEOs. Compensation included in the table relating to bonus and stock awards reflect amounts granted with respect to the periods reflected.

For information relating to the elements of compensation discussed in the Summary Compensation Table, please refer to the "Compensation Discussion and Analysis" above.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($) (4)

Kenneth F. Bernstein	2018	612,000	—		3,202,612	—	1,304,708	(2)	—	8,305	5,127,625
Chief Executive	2017	612,000	2,431,063	(2)	1,296,606	—	166,333		—	8,161	4,514,163
Officer and President	2016	597,300	2,075,340	(2)	1,611,552	—	1,826,563		—	8,011	6,118,766
(Principal Executive Officer)

John Gottfried	2018	436,000	—		493,429	—	391,352	(2)	—	8,305	1,329,086
Chief Financial Officer	2017	436,000	—	(2)	135,476	—	—		—	8,161	579,637
and Senior Vice President	2016	212,500	210,000	(2)	1,026,974	—	—		—	30	1,449,504
(Principal Financial Officer)

Joel Braun	2018	431,000	—		1,266,881	—	477,038	(2)	—	8,305	2,183,224
Chief Investment	2017	431,000	942,659	(2)	502,774	—	68,367		—	8,161	1,952,961
Officer and Executive Vice President	2016	420,000	664,935	(2)	691,207	—	750,760		—	8,011	2,534,913

Christopher Conlon	2018	431,000	—		1,024,844	—	381,247	(2)	—	8,305	1,845,396
Chief Operating	2017	431,000	1,302,045	(2)	481,088	—	43,124		—	6,526	2,263,783
Officer and Executive Vice President	2016	420,000	—	(2)	631,589	—	473,569		—	8,011	1,533,169

Joseph Napolitano	2018	344,000	—		448,355	—	310,796	(2)	—	8,305	1,111,456
Chief Administrative	2017	344,000	440,505	(2)	234,921	—	21,212		—	8,161	1,048,799
Officer and Senior Vice President	2016	335,700	337,321	(2)	346,864	—	232,936		—	8,011	1,260,832

Notes:

(1) Pursuant to SEC rules, the amounts disclosed in these columns reflect the grant date fair value of each Restricted Share Unit and Restricted LTIP Unit award calculated in accordance with ASC Topic 718. The Grant Date fair values of performance-based awards included in this table were calculated based on the outcome of performance measured at target levels since that was the probable outcome at the time of grant. For further information as to the Company's Restricted Share Unit and Restricted LTIP Unit awards issued to employees, see Note 13 (Share Incentive and Other Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 19, 2019.

(2) Cash bonus was received in the form of Restricted LTIP Units. The number of Restricted LTIP Units granted in connection with this portion of the LTIP Unit award were at a 20% discount as discussed above for 2017 performance but granted in 2018. In the case of Mr. Conlon, the 2018 amounts include a $237,673 cash bonus earned during 2018 but paid during 2019 and the 2017 amounts include a $400,000 cash bonus earned during 2017 but paid during 2018. In the case of Mr. Gottfried, the 2016 amounts include a $210,000 cash bonus earned during 2016 but paid during 2017.

(3) Detail reflected in the All Other Compensation Table.

(4) Actual total compensation earned by the NEOs, after giving effect to share and option awards in the year they were earned rather than in the year they were granted were as follows:

	2018	2017	2016
Mr. Bernstein	$5,093,512	$4,800,787	$6,355,672
Mr. Gottfried	$1,643,292	$1,263,026	$1,382,108
Mr. Braun	$1,049,551	$1,551,173	$2,707,300
Mr. Conlon	$2,033,910	$1,876,864	$2,708,859
Mr. Napolitano	$1,073,808	$1,070,249	$1,287,610

	Kenneth F. Bernstein			John Gottfried			Joel Braun
	2018	2017	2016	2018	2017	2016	2018	2017	2016
Perquisites and other personal benefits, unless the aggregate amount is less than $10,000	$—	$—	$—	$—	$—	$—	$—	$—	$—
Annual Company contributions or allocations to vested and unvested defined contribution plans (1)	8,250	8,100	7,950	8,250	8,100	—	8,250	8,100	7,950
The dollar value of insurance premiums paid by the Company on life insurance policies for the benefit of the NEO	55	61	61	55	61	30	55	61	61
Total Other Compensation	$8,305	$8,161	$8,011	$8,305	$8,161	$30	$8,305	$8,161	$8,011

	Christopher Conlon			Joseph Napolitano
	2018	2017	2016	2018	2017	2016
Perquisites and other personal benefits, unless the aggregate amount is less than $10,000	$—	$—	$—	$—	$—	$—
Annual Company contributions or allocations to vested and unvested defined contribution plans (1)	8,250	6,465	7,950	8,250	8,100	7,950
The dollar value of insurance premiums paid by the Company on life insurance policies for the benefit of the NEO	55	61	61	55	61	61
Total Other Compensation	$8,305	$6,526	$8,011	$8,305	$8,161	$8,011

Notes:

(1) Represents contributions made by the Company to the account of the NEO under a 401(k) Plan.

GRANTS OF PLAN-BASED AWARDS

Pursuant to the Company's Share Incentive Plans, the Company granted annual bonus unit awards and long-term incentive awards to the NEOs on February 26, 2018 (with respect to services rendered in the fiscal year ended 2017). The annual bonus unit awards consisted of time-based unvested Restricted LTIP Units. The total long-term incentive awards consisted of unvested Restricted LTIP Units which were allocated 50% as time-based awards and 50% as performance-based awards. For the 50% performance-based award, the number of Restricted LTIP Units will be calculated over a three-year period as described above.

The following table provides a summary of all grants awarded to the NEOs during 2018:

		Estimated Future Payouts Under Performance-Based Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Performance-Based Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#) (1)	(#)	(#) (2)	(#)	($/Sh)	(3)

Kenneth F. Bernstein	2/26/2018	—	—	—	—	—	—	55,942	—	—	$ 1,304,708
	2/26/2018	—	—	—	26,894	53,787	107,574	—	—	—	1,948,165
	2/26/2018	—	—	—	—	—	—	53,787	—	—	1,254,447
					26,894	53,787	107,574	109,729	—	—	$ 4,507,320

Joel Braun	2/26/2018	—	—	—	—	—	—	20,454	—	—	$ 477,038
	2/26/2018	—	—	—	5,514	11,028	22,056	—	—	—	399,434
	2/26/2018	—	—	—	—	—	—	11,028	—	—	257,201
	12/31/2018	—	—	—	—	—	—	26,632	—	—	610,246
					5,514	11,028	22,056	58,114	—	—	$ 1,743,919

Christopher Conlon	2/26/2018	—	—	—	—	—	—	6,156	—	—	$ 143,574
	2/26/2018	—	—	—	8,606	17,212	34,424	—	—	—	623,418
	2/26/2018	—	—	—	—	—	—	17,212	—	—	401,426
					8,606	17,212	34,424	23,368	—	—	$ 1,168,418

John Gottfried	2/26/2018	—	—	—	—	—	—	16,780	—	—	$ 391,352
	2/26/2018	—	—	—	4,144	8,287	16,574	—	—	—	300,155
	2/26/2018	—	—	—	—	—	—	8,287	—	—	193,274
					4,144	8,287	16,574	25,067	—	—	$ 884,781

Joseph Napolitano	2/26/2018	—	—	—	—	—	—	13,326	—	—	$ 310,796
	2/26/2018	—	—	—	3,765	7,530	15,060	—	—	—	272,737
	2/26/2018	—	—	—	—	—	—	7,530	—	—	175,619
					3,765	7,530	15,060	20,856	—	—	$ 759,152

Notes:

(1) Represents the performance-based portion of the 2017 awards which will be earned over 5 years with 60% earned at the end of the third year subject to the Company meeting certain performance thresholds. The remaining 40% will be earned ratably over the following two years, provided that the initial 60% is earned as described above. The holders of these Restricted LTIP Units are entitled to receive distributions currently in an amount equal to the per share dividend paid to holders of Common Shares. As there was no minimum or maximum amount for these awards, the sub-columns “Threshold (#)” and “Maximum (#)” are inapplicable.

(2) The Restricted LTIP Units vest over 5 years with 20% vesting on January 6, 2019 and 20% on each anniversary thereof. The holders of these Restricted LTIP Units are entitled to receive distributions currently in an amount equal to the per share dividend paid to holders of Common Shares.

(3) Calculated in accordance with ASC Topic 718. The Grant Date fair values of performance-based awards were calculated based on the probable outcome of performance measured at target levels at the time of the grant.

OUSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards					Stock Awards
				Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#) Exercisable	(#) Unexercisable	(#)	($)		(#) (9)		($) (1) (9)	(#) (10)	($) (1) (10)

Kenneth F. Bernstein	2/28/2014	—	—	—			4,248	(2)	100,932	4,247	100,909
	2/28/2014	—	—	—			16,989	(2)	403,659	—	—
	3/31/2014	—	—	—			22,839	(3)	542,655	—	—
	3/5/2015	—	—	—			7,058	(4)	167,698	7,058	167,698
	3/5/2015	—	—	—			28,230	(4)	670,745	—	—
	3/17/2016	—	—	—			11,947	(5)	283,861	19,913	473,133
	3/17/2016	—	—	—			47,792	(5)	1,135,538	—	—
	2/28/2017	—	—	—			62,776	(6)	1,491,558	—	—
	2/28/2017	—	—	—			16,741	(6)	397,766	20,927	497,226
	2/26/2018	—	—	—			55,942	(7)	1,329,182	—	—
	2/26/2018	—	—	—			53,787	(7)	1,277,979	26,894	639,001
		—	—	—			328,349		7,801,573	79,039	1,877,967

John Gottfried	6/30/2016	—	—	—			9,967	(8)	236,816	—	—
	2/28/2017	—	—	—			1,749	(6)	41,556	2,187	51,963
	2/26/2018	—	—	—			16,780	(7)	398,693	—	—
	2/26/2018	—	—	—			8,287	(7)	196,899	4,144	98,461
		—	—	—			36,783		873,964	6,331	150,424

Joel Braun	2/28/2014	—	—	—	—		—	1,372	(2)	32,599
	3/5/2015	—	—	—	—		—	2,234	(4)	53,080
	3/17/2016	—	—	—	—		—	9,734	(5)	231,280
	2/28/2017	—	—	—	—		—	8,115	(6)	192,812
	2/26/2018	—	—		—		—	5,514	(7)	131,013
		—	—	—	—		—	26,969		640,784

Christopher Conlon	2/28/2014	—	—	—	910	(2)	21,622	910		21,622
	2/28/2014	—	—	—	7,498	(2)	178,152	—		—
	3/5/2015	—	—	—	1,482	(4)	35,212	1,482		35,212
	3/5/2015	—	—	—	2,893	(4)	68,738	—		—
	3/17/2016	—	—	—	7,267	(5)	172,664	12,111		287,757
	2/28/2017	—	—	—	6,211	(6)	147,573	7,765		184,496
	2/28/2017	—	—	—	23,294	(6)	553,465	—		—
	2/26/2018	—	—	—	6,156	(7)	146,267	—		—
	2/26/2018	—	—	—	17,212	(7)	408,957	8,606		204,479
		—	—	—	72,923		1,732,650	30,874		733,566

Joseph Napolitano	2/28/2014	—	—	—	546	(2)	12,973	546		12,973
	2/28/2014	—	—	—	2,181	(2)	51,821	—		—
	3/5/2015	—	—	—	888	(4)	21,099	888		21,099
	3/5/2015	—	—	—	3,552	(4)	84,396	—		—
	3/17/2016	—	—	—	3,130	(5)	74,369	5,216		123,932
	3/17/2016	—	—	—	6,087	(5)	144,627	—		—
	2/28/2017	—	—	—	3,033	(6)	72,064	3,792		90,098
	2/28/2017	—	—	—	11,375	(6)	270,270	—		—
	2/26/2018	—	—	—	13,326	(7)	316,626	—		—
	2/26/2018	—	—	—	7,530	(7)	178,913	3,765		89,456
		—	—	—	51,648		1,227,158	14,207		337,558

Notes:

(1) Market value computed by multiplying the closing market price of the Company's Common Shares of $23.76 as of December 31, 2018, the final trading day of the calendar year, by the number of Restricted Share Units or Restricted LTIP Units that have not vested.

(2) Restricted LTIP Units vest over five years with the last vesting on January 6, 2019.

(3) Restricted LTIP Units vest over five years with the last vesting on March 31, 2019.

(4) Restricted LTIP Units vest over five years with the last vesting on January 6, 2020.

(5) Restricted LTIP Units vest over five years with the last vesting on January 6, 2021.

(6) Restricted LTIP Units vest over five years with the last vesting on January 6, 2022.

(7) Restricted LTIP Units vest over five years with the last vesting on January 6, 2023.

(8) Restricted LTIP Units vest over three years with the last vesting on January 6, 2019.

(9) Represents the time-based portion of the awards.

(10) Represents the performance-based portion of the awards.

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table provides a summary of all values realized by the NEOs upon the exercise of options and similar instruments or the vesting of Restricted Share Units or Restricted LTIP Units during the last fiscal year.

			Option Awards		Stock Awards
Name	Grant Date	Exercise/Vesting Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Kenneth F. Bernstein	1/31/2008	1/6/2018	—	—	7,736	207,170
	2/22/2013	1/6/2018	—	—	22,566	604,317
	2/28/2014	1/6/2018	—	—	25,482	682,408
	3/31/2014	1/6/2018	—	—	22,840	611,655
	3/5/2015	1/6/2018	—	—	28,229	755,973
	3/17/2016	1/6/2018	—	—	19,913	533,270
	2/28/2017	1/6/2018	—	—	19,881	532,413
			—	—	146,647	3,927,206

John Gottfried	6/30/2016	1/6/2018	—	—	9,675	259,097
	2/28/2017	1/6/2018	—	—	437	11,703
			—	—	10,112	270,800

Joel Braun	2/22/2013	1/6/2018	—	—	7,385	197,770
	2/28/2014	1/6/2018	—	—	8,228	220,346
	3/5/2015	1/6/2018	—	—	8,932	239,199
	3/17/2016	1/6/2018	—	—	7,051	188,826
	2/28/2017	1/6/2018	—	—	7,709	206,447
	2/28/2018	12/31/2018	—	—	6,858	162,946
	3/5/2015	12/31/2018	—	—	11,168	265,352
	3/17/2016	12/31/2018	—	—	21,151	502,548
	2/28/2017	12/31/2018	—	—	30,833	732,592
	2/26/2018	12/31/2018	—	—	31,482	748,012
	12/31/2018	12/31/2018	—	—	26,632	632,776
			—	—	167,429	4,096,814

Christopher Conlon	2/22/2013	1/6/2018	—	—	4,902	131,276

	2/28/2014	1/6/2018	—	—	9,320	249,590
	3/5/2015	1/6/2018	—	—	4,411	118,127
	3/17/2016	1/6/2018	—	—	2,422	64,861
	2/28/2017	1/6/2018	—	—	7,376	197,529
			—	—	28,431	761,383

Joseph Napolitano	2/22/2013	1/6/2018	—	—	5,191	139,015
	2/28/2014	1/6/2018	—	—	3,271	87,597
	3/5/2015	1/6/2018	—	—	3,551	95,096
	3/17/2016	1/6/2018	—	—	3,072	82,268
	2/28/2017	1/6/2018	—	—	3,602	96,462
			—	—	18,687	500,438

Note:

(1)

Value based on the market value of the Company's common shares on the vesting date. The closing price of the Company's common shares was $26.78 on January 6, 2018. The closing price of the Company’s common shares was $23.76 on December 31, 2018.

EMPLOYMENT AND SEVERANCE AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

The Company has entered into an employment agreement with Mr. Bernstein and severance agreements with each of the other NEOs.

Kenneth F. Bernstein Amended and Restated Employment Agreement

On March 31, 2014, the Company and Kenneth F. Bernstein entered into an amended and restated employment agreement, which extended his position as President and Chief Executive Officer for three years, renewable for successive yearly periods thereafter. Under the agreement, Mr. Bernstein is subject to a 15-month post-termination non-compete and non-poaching provision if his employment terminates under certain circumstances. Mr. Bernstein’s base salary is subject to an annual review and adjustment by the Board of Trustees, based on recommendations of the Compensation Committee. In connection with the amendment and restatement of the employment agreement, the Company issued Mr. Bernstein an award of full-value shares with a fair value of $3,000,000, subject to vesting in equal installments over five years.

Each year during the term of Mr. Bernstein’s employment, the full Board of Trustees (excluding Mr. Bernstein), at the Compensation Committee’s recommendation, considers Mr. Bernstein for an incentive bonus (to be determined by the Compensation Committee and recommended for approval to the full Board of Trustees) and discretionary bonuses payable in cash, Restricted Share Units, options, Restricted LTIP Units, or any combination thereof, as the Board of Trustees and the Compensation Committee may approve. Mr. Bernstein is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company’s executives.

Severance Agreements for Named Executive Officers Other than Mr. Bernstein

The Company has entered into severance agreements with each of the NEOs other than Mr. Bernstein. These agreements provide for certain termination or severance payments to be made by the Company to a NEO in the event of his/her termination of employment as the result of his/her Death, Disability, discharge for Cause or Without Cause, resignation or a termination by the NEO for Good Reason or upon a Change of Control (the terms, "Death," "Disability," "Cause," "Without Cause," "Good Reason" and "Change of Control" each as defined below). If the NEO's employment is terminated either because he/she is discharged without Cause or due to a termination by the NEO for Good Reason, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, severance and pro rata bonus, each paid in accordance with the terms and conditions of such agreements. These payments will be reduced to the extent that they would otherwise be considered parachute payments within the meaning of Section 280G of the Code.

Cause

The Company has the right to terminate a NEO's employment for "Cause”, which is defined to mean the NEO has: (A) deliberately made a misrepresentation in connection with, or willfully failed to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or willfully destroyed or failed to preserve documents or other materials known to be relevant to such investigation, or willfully induced others to fail to cooperate or to produce documents or other materials; (B) materially breached (other than as a result of the NEO’s incapacity due to physical or mental illness or death) his/her material duties hereunder, which breach is demonstrably willful and deliberate on NEO’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and such breach is not cured within a reasonable period of time after written notice from the Company specifying such breach (but in any event, no less than 90 days thereafter) in which NEO is diligently pursuing cure; (C) engaged in conduct constituting a material act of willful misconduct in connection with the performance of his/her duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional customary and de minimis use of Company property for personal purposes; (D) materially violated a material Company policy, including but not limited to a policy set forth in the Company’s employee handbook; (E) disparaged the Company, its officers, trustees, employees or partners; (F) committed a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

Death

A NEO's employment will terminate upon his/her death ("Death").

Disability

The Company has the right to terminate a NEO's employment due to "Disability" in the event that there is a reasonable determination by the Company that the NEO has become physically or mentally incapable of performing his/her duties under the agreement and such Disability has disabled the NEO for a cumulative period of 180 days within a twelve-month period.

Good Reason

A NEO has the right to terminate his employment for "Good Reason," which is defined to mean: (A) upon the occurrence of any material breach of this Agreement by the Company; (B) without NEO’s consent, a material, adverse alteration in the nature of the NEO’s duties, responsibilities or authority, or in the 18-month period following a Change of Control only, upon the determination by the NEO (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown clear and convincing evidence) that a material negative change in circumstances has occurred following a Change of Control; (C) without NEO’s consent, upon a reduction in the NEO’s base salary or a reduction of 10% or greater in NEO’s other compensation and employee benefits (which includes a 10% or greater reduction in target cash and equity bonus, or a 10% or greater reduction in total bonus opportunity, but in all cases excludes any grants made under the Long-Term Incentive Alignment Program); or (D) if the Company relocates the NEO’s office requiring the NEO to increase his/her commuting time by more than one hour, or in the 18-month period following a Change of Control only, upon the Company requiring the NEO to travel away from the NEO’s office in the course of discharging the NEO’s responsibilities or duties under the agreement at least 20% more than was required of the NEO in any of the three full years immediately prior to the Change of Control, without, in either case, the NEO’s prior written consent. Any notice under the agreement by the NEO must be made within 90 days after the NEO first knows or has reason to know about the occurrence of the event alleged to be Good Reason.

Without Cause

The Company has the right to terminate a NEO's employment without Cause.

Upon a Change of Control and Termination

The NEOs may be entitled to benefits upon a Change of Control and termination of their employment as discussed below.

"Change of Control" has the meaning as set forth in the employment agreement or severance agreements, as applicable.

SPECIFIC CIRCUMSTANCES THAT WOULD TRIGGER PAYMENTS UNDER THE EMPLOYMENT AND SEVERANCE AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The specific circumstances that would trigger payments and amount of compensation that would be paid by the Company under Mr. Bernstein's employment agreement and the other NEOs' severance agreements are as follows:

Compensation upon Termination of Employment by the Company for Cause or Voluntarily By the NEO

In the event the Company terminates a NEO's employment for Cause, or a NEO voluntarily terminates his employment, the Company will pay that NEO any unpaid annual base salary at the rate then in effect accrued through and including the date of termination and any accrued vacation pay. In addition, in such event, the NEO will be entitled to exercise any options which, as of the date of termination, have vested and are exercisable in accordance with the terms of the applicable option grant agreement or plan. All options, long-term incentive partnership interests (“LTIP Units”), other stock-based or other incentive awards, and any grants under the Long-Term Incentive Alignment Program (“FIAP Awards”) which have not vested on the date of termination shall automatically terminate and be forfeited.

Compensation under Mr. Bernstein's Employment Agreement upon Termination of Employment upon Death, Disability, Without Cause or for Good Reason or Change of Control and Termination of Employment

In the event of termination by the Company of Mr. Bernstein’s employment as a result of his Death, Disability, Without Cause or by Mr. Bernstein for Good Reason, subject to the execution of a release of claims by Mr. Bernstein (other than in the case of Death), the Company is obligated to pay or provide to Mr. Bernstein, his estate or personal representative, the following: (i) any unpaid accrued salary through and including the date of termination; plus (ii) an amount equal to three times his current salary; (iii) an additional amount equal to three times the average of the cash value of the bonuses (whether awarded as cash incentive bonuses or in Restricted Share Units or Restricted LTIP Units, the value of the latter to be calculated as of the date of the award) awarded to Mr. Bernstein for each of the last two years immediately preceding the year in which Mr. Bernstein’s employment is terminated; (iv) a further amount computed at an annualized rate equal to the average of the cash incentive bonuses awarded to Mr. Bernstein for each of the last two years, pro-rated for the year of termination; (v) reimbursement of expenses incurred prior to date of termination; (vi) all incentive compensation payments whether share based or otherwise that are subject to a vesting schedule including Restricted Share Units, Restricted LTIP Units and options shall immediately vest as of the date of the termination; and (vii) continuation of health coverage for two years with the exception of termination upon Death. Following a Change of Control together with either a termination Without Cause or by Mr. Bernstein for Good Reason within 12 months thereafter, the Company will be obligated to make the same payments described above. Mr. Bernstein is not entitled to any additional Change of Control benefit.

Compensation under the Severance Agreements upon Termination of Employment upon Death, Disability, Without Cause or By Other Named Executive Officers for Good Reason or Change of Control and Termination of Employment

In the event of termination by the Company of the employment of a NEO as a result of the NEO's Death or Disability, the Company is obligated to pay or provide such NEO, the following: (i) any unpaid accrued salary through and including the date of termination, (ii) an amount equal to one times the current annual base salary; (iii) an additional amount equal to one times the average cash bonus (whether electively taken as cash or equity) awarded for each of the last two years immediately preceding the year in which the NEO’s employment is terminated; (iv) a pro-rata portion of such NEO's bonus (based upon the average of the last two years' bonuses); (v) reimbursement of expenses incurred prior to date of termination; and (vi) COBRA health continuation for one year. All stock options and other stock, LTIP, FIAP or incentive-based awards that are scheduled to vest solely on the NEO’s continued employment through each applicable vesting date will immediately vest as of the date of the termination; and all awards subject to performance-based vesting shall remain outstanding until the conclusion of the applicable performance period as set forth in the respective award grant agreement.

In the event of termination by the Company of the employment of a NEO without Cause or by the NEO for Good Reason not in connection with a Change of Control, the Company is obligated to pay or provide to the NEO the full benefits described above. In addition, a NEO will be entitled to receive an amount equal to one times the current annual base salary and the average cash bonus (whether electively taken as cash or equity) awarded for each of the last two years immediately preceding the year in which the NEO’s employment is terminated. All stock options and other stock, LTIP, FIAP or incentive-based awards that are scheduled to vest solely on the NEO’s continued employment through each applicable vesting date will immediately vest as of the date of the termination; and all awards subject to performance-based vesting shall continue to be governed by the applicable award agreement.

Following a Change of Control together with either Termination Without Cause or for Good Reason, the Company is obligated to pay or provide to the NEO the full benefits described above under Termination without Cause or for Good Reason not in connection with a Change of Control. In addition, the NEO will be entitled to receive an amount equal to 0.75 times the current annual base salary and the average of the cash value of the bonuses (whether electively taken as cash or equity) awarded for each of the last two years immediately preceding the year in which the NEO’s employment is terminated; and continued medical benefits of said NEO for an additional six months. All stock options and other stock, LTIP, FIAP or incentive-based awards that are scheduled to vest solely on the NEO’s continued employment through each applicable vesting date will immediately vest as of the date of the consummation of a Change of Control; and all awards subject to performance-based vesting shall continue to be governed by the applicable award agreement.

Acceleration of Vesting and Forfeiture of Awards under Share Incentive Plans

In addition to the termination payments discussed above, the Share Incentive Plans provide for accelerated vesting of awards in certain circumstances involving a Change of Control of the Company. These plans also provide for forfeiture of awards in certain circumstances, such as in the event of a termination for cause.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION

The following table estimates the potential payments and benefits to the NEOs upon termination of employment and Change of Control, assuming the event occurred on December 31, 2018. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time they become eligible for payment and would only be payable if the specified event occurs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Name	Cash Severance ($) (1)	Bonus Severance ($)		Options Awards ($)	Stock Awards ($) (4) (5)	Other Benefits ($) (6)

Kenneth F. Bernstein
For Cause or Voluntary Resignation	—	—		—	—	—
Death	1,836,000	11,415,579	(2)	—	9,679,540	18,898
Disability	1,836,000	11,415,579	(2)	—	9,679,540	18,898
Good Reason	1,836,000	11,415,579	(2)	—	9,679,540	18,898
Without Cause	1,836,000	11,415,579	(2)	—	9,679,540	18,898
Change of Control and Termination	1,836,000	11,415,579	(2)	—	9,679,540	18,898

John Gottfried
For Cause or Voluntary Resignation	—	—		—	—	—
Death	872,000	641,082	(3)	—	1,024,388	19,183
Disability	436,000	641,082	(3)	—	1,024,388	19,183
Good Reason	436,000	961,623	(3)	—	1,024,388	19,183

Without Cause	872,000	961,623	(3)	—	1,024,388	19,183
Change of Control and Termination	1,199,000	1,202,029	(3)	—	1,024,388	28,775

Christopher Conlon
For Cause or Voluntary Resignation	—	—		—	—	—
Death	431,000	1,052,117	(3)	—	2,466,216	18,898
Disability	431,000	1,052,117	(3)	—	2,466,216	18,898
Good Reason	862,000	1,578,176	(3)	—	2,466,216	18,898
Without Cause	862,000	1,578,176	(3)	—	2,466,216	18,898
Change of Control and Termination	1,185,250	1,972,719	(3)	—	2,466,216	28,347

Joseph Napolitano
For Cause or Voluntary Resignation	—	—		—	—	—
Death	344,000	510,108	(3)	—	1,564,716	18,898
Disability	344,000	510,108	(3)	—	1,564,716	18,898
Good Reason	688,000	765,162	(3)	—	1,564,716	18,898
Without Cause	688,000	765,162	(3)	—	1,564,716	18,898
Change of Control and Termination	946,000	956,453	(3)	—	1,564,716	28,347

Notes:

(1) Reflects three years of severance salary for Mr. Bernstein. For the other NEOs, reflects one year of severance salary in the case of termination as a result of Death or Disability, two years of severance salary in the case of termination by the Company Without Cause or by the NEO for Good Reason not in connection with a Change in Control and 2.75 years of severance salary in the case of a Change of Control together with either termination Without Cause or for Good Reason.

(2) Reflects three years of severance bonuses and a pro-rated cash bonus for Mr. Bernstein.

(3) For the other NEOs, reflects one year of severance bonus and a pro-rated cash bonus in the case of termination as a result of Death or Disability, two years of severance bonus and a pro-rated cash bonus in the case of termination by the Company Without Cause or by the NEO for Good Reason not in connection with a Change in Control and 2.75 years of severance bonus and a pro-rated cash bonus in the case of a Change of Control together with either termination Without Cause or for Good Reason.

(4) Reflects the payment upon the immediate vesting of all Restricted Share Units and Restricted LTIP Units with the exception of those subject to performance measurement periods. In the case of Restricted Share Units and Restricted LTIP Units subject to performance measurement periods, they will remain unvested until such time as the measurement period is completed and will be measured at that time.

(5) Restricted Share payments based on the number of shares times $23.76, the closing price of the Company's Common Shares on December 31, 2018.

(6) Represents health coverage.

CEO Compensation Pay Ratio

For 2018, the Company estimated the ratio between the Chief Executive Officer’s total compensation and the median annual total compensation of all employees (except the Chief Executive Officer). In searching for the median employee, base compensation totals in 2018 were considered. The “Median Employee” was identified using the base compensation of all full-time, part-time, and temporary employees employed by the Company on December 31, 2018, then the Median Employee’s compensation was calculated under the Summary Compensation Table rules. The Chief Executive Officer had annual total compensation of $5,127,625 and the Median Employee had annual total compensation of $107,800. Therefore, the Chief Executive Officer’s annual total compensation is estimated as 48 times that of the median of the annual total compensation of all employees. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

BOARD OF TRUSTEES COMPENSATION

Each Trustee who is not also an officer and full-time employee of the Company or the Operating Partnership receives the following trustee compensation:

Annual cash fee	$65,000
Annual equity fee (payable in Restricted Share Units or Restricted LTIP Units)	80,000
Additional Annual Cash Fees:
Lead Trustee	100,000
Audit Committee Chair	20,000
Other Committee Chair	12,500

The Restricted Share Units or Restricted LTIP Units issued to Trustees in the above table vest over three years with 33% vesting on each of the next three anniversaries of the grant date. Trustees have the option to convert all or part of any cash payment due to them to Common Shares or LTIP Units with a vesting period of one year at a 10% discount to the preceding 20-day average share price from the date of the 2018 Annual Meeting. No dividends are paid currently on Restricted Share Units but instead cumulate and are paid when they vest.

Trustees who are officers and full-time employees of the Company or its subsidiaries receive no separate compensation for service as a Trustee or Committee member. Additionally, members of the Board of Trustees are reimbursed for travel and lodging expenses associated with attending meetings of the Board and committees of the Board.

Pursuant to the Company's 2006 Deferred Compensation Plan (the "Deferred Compensation Plan"), Trustees may elect to defer receipt of their annual trustee fees. Each Trustee participating in the Deferred Compensation Plan has an account, which the administrator credits with a number of Common Shares having a fair market value (as of the date of the credit) equal to the amount of the participant's compensation that the Trustee has elected to defer and would otherwise have been paid in cash or other property to the Trustee during the preceding month. The Deferred Compensation Plan generally allows the Trustees to defer receipt of their compensation and, therefore, defer paying tax on that compensation. To defer eligible compensation for any given calendar year, a Trustee must make a written election at least 30 days before the calendar year begins. The Company will credit each Trustee's deferred compensation account with additional Common Shares that (i) have a fair market value, when credited, equal to the product of any per Common Share cash dividend paid during the prior quarter and the number of Common Shares credited to the Trustee's account and (ii) equitably adjust the Trustee's account for any share dividends that would have been paid during the prior month with respect to the Common Shares credited to the Trustee's account on the last day of the prior quarter. Generally, a Trustee's account will be paid to the Trustee upon his or her separation of service from the Company and will be paid to his or her beneficiaries in the event of his or her death, in each case based on the timeframe for distributions specified in the Trustee's deferral election form. Under certain circumstances, the Board may permit a Trustee to withdraw a limited number of Common Shares from his or her account if the Trustee suffers a Hardship (as defined in the Deferred Compensation Plan).

For 2018, Ms. Luscombe elected to defer payment of her Trustee fees that are payable in Common Shares. No other Trustee elected to defer compensation for 2018.

See the Board of Trustees Compensation Table below for a summary of the compensation paid to the members of the Board of Trustees during 2018.

TRUSTEE COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (10)		Total ($)

Lee S. Wielansky (1)	125,000	127,415	(3)	—	—	—	9,138		261,553

Lorrence T. Kellar	—	178,589	(4)	—	—	—	21,820		200,409

Douglas Crocker II	32,500	133,091	(5)	—	—	—	7,720		173,311

Wendy Luscombe	77,500	81,893	(6)	—	—	—	5,650	(6)	165,043

William T. Spitz	77,500	81,893	(7)	—	—	—	5,645		165,038

Lynn C. Thurber	—	155,840	(8)	—	—	—	5,547		161,387

C. David Zoba	—	155,840	(9)	—	—	—	17,666		173,506

Notes:

(1) Mr. Wielansky is the Independent Lead Trustee.

(2) Reflects 3,391 restricted Common Share or Restricted LTIP Units granted in 2018 to each Trustee, which vest over three years with 33% vesting on each of the next three anniversaries of the grant date. The grant date per share fair value for the grants was $24.15.

(3) Mr. Wielansky elected to receive $40,000 of his Annual Lead Trustee Fee of $100,000 in Restricted LTIP Units. These Restricted LTIP Units were issued at a 10% discount and vest over one year.

(4) Mr. Kellar elected to receive the cash component of his Annual Retainer of $65,000 and Chairperson fee of $20,000 in Restricted LTIP Units. These Restricted LTIP Units were issued at a 10% discount and vest over one year.

(5) Mr. Crocker elected to receive 50% of the cash component of his Annual Retainer of $65,000 and 100% of his Chairperson fee of $12,500 in Restricted Share Units. These Restricted Share Units were issued at a 10% discount and vest over one year.

(6) Ms. Luscombe has deferred the Restricted Share Unit portion of her 2018 trustee fee of $80,000 and dividends of $5,650.

(7) Mr. Spitz elected to receive his Annual Retainer of $65,000 and Chairperson fee of $12,500 in cash.

(8) Ms. Thurber elected to receive the cash component of her Annual Retainer of $65,000 in Restricted Share Units. These Restricted Share Units were issued at a 10% discount and vest over one year.

(9) Mr. Zoba elected to receive the cash component of his Annual Retainer of $65,000 in Restricted LTIP Units. These Restricted LTIP Units were issued at a 10% discount and vest over one year.

(10) Reflects cumulative dividends on unvested Restricted Share Units which vested in May 2018 and dividends paid on vested and unvested LTIP Units.

As of December 31, 2018, each independent Trustee had the following outstanding options and Restricted Share Unit awards:

OUTSTANDING TRUSTEE EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
				Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Trustee	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Lee S. Wielansky	5/9/2016	—	—				783	(3)	18,604
	5/10/2017	—	—				1,767	(4)	41,984
	5/10/2018	—	—				1,884	(5)	44,764
	5/10/2018	—	—				1,696	(6)	40,297
	5/10/2018	—	—				1,696	(6)	40,297
Total		—	—				7,826		185,946	—	—

Lorrence T. Kellar	5/9/2016	—	—				783	(3)	18,604
	5/10/2017	—	—				1,767	(4)	41,984
	5/10/2018	—	—				4,004	(5)	95,135
	5/10/2018	—	—				3,391	(6)	80,570
Total		—	—				9,945		236,293	—	—

Douglas Crocker II	5/9/2016	—	—				196	(3)	4,657
	5/9/2016	—	—				588	(3)	13,971
	5/10/2017	—	—				1,767	(4)	41,984
	5/10/2018	—	—				2,120	(5)	50,371
	5/10/2018	—					3,391	(6)	80,570
Total		—	—				8,062		191,553	—	—

Wendy Luscombe	5/9/2016	—	—	783	(3)	18,604
	5/10/2017	—	—	1,767	(4)	41,984
	5/10/2018	—	—	3,391	(6)	80,570
Total		—	—	5,941		141,158	—	—

William T. Spitz	5/9/2016	—	—	783	(3)	18,604
	5/10/2017	—	—	1,767	(4)	41,984
	5/10/2018	—	—	3,391	(6)	80,570
Total		—	—	5,941		141,158	—	—

Lynn Thurber	5/9/2016	—	—	783	(3)	18,604
	5/10/2017	—	—	1,767	(4)	41,984
	5/10/2018	—	—	3,062	(5)	72,753
	5/10/2018	—	—	3,391	(6)	80,570
Total		—	—	9,003		213,911	—	—

C. David Zoba	5/9/2016	—	—	783	(3)	18,604
	5/10/2017	—	—	1,767	(4)	41,984
	5/10/2018	—	—	3,062	(5)	72,753
	5/10/2018	—	—	3,391	(6)	80,570
		—	—	9,003		213,911	—	—

Notes:

(1) Market value computed by multiplying the closing market price of the Company's Common Shares of $23.76 as of December 31, 2018 by the number of Shares or Units that have not vested.

(2) Represents time-based awards only.

(3) Restricted Share Units and Restricted LTIP Units vest over three years with the last vesting on May 9, 2019.

(4) Restricted Share Units and Restricted LTIP Units vest over three years with the last vesting on May 9, 2020.

(5) Restricted Share Units and Restricted LTIP Units vest on May 10, 2019.

(6) Restricted Share Units and Restricted LTIP Units vest over three years with the last vesting on May 10, 2021.

ACADIA REALTY TRUST

COMPENSATION COMMITTEE REPORT (1)

Executive Summary

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K and the Company's Proxy Statement. The members of the Compensation Committee for the 2018 fiscal year were Messrs. Spitz, Kellar, and Crocker and Ms. Thurber.

Compensation Committee

William T. Spitz, Chairman

Lorrence T. Kellar

Douglas Crocker II

Lynn C. Thurber

_____________________

Note:

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE INFORMATION

Independent Registered Public Accounting Firm Compensation

Audit Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for the audit of the Company's consolidated financial statements as included in the Company's Form 10-K, for rendering an opinion on the Company's internal control over financial reporting and for reviews of the consolidated financial statements as included in the Company's Forms 10-Q, were $1,116,379 and $1,146,163 for the years ended December 31, 2018 and 2017, respectively.

In addition to the fees above, aggregate fees billed for professional services rendered by BDO USA, LLP for equity transactions aggregated $35,528 and $0 for the years ended December 31, 2018 and 2017, respectively.

Audit Related Fees

There were no audit related fees billed for assurance and related services by BDO USA, LLP that were not included in "Audit Fees," above, for the years ended December 31, 2018 and 2017.

Tax Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for tax preparation and compliance were $181,150 and $206,942 for the years ended December 31, 2018 and 2017, respectively.

All Other Fees

There were no other fees billed for products or services provided by BDO USA, LLP other than the services listed in "Audit Fees," "Audit Related Fees" and "Tax Fees," above, for the years ended December 31, 2018 and 2017.

Policy on Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for approving the engagement of BDO USA, LLP to perform audit and non-audit services on behalf of the Company or any of its subsidiaries before BDO USA, LLP provides those services. The Audit Committee has approved services other than the audit of the Company's year-end financial statements as follows: (i) audit services in connection with financial statements of acquired properties prepared in accordance with Section 3-14 of Regulation S-X at a cost not to exceed $100,000 per quarter; (ii) non-audit services in connection with equity issuances at a cost not to exceed $100,000 per quarter; and (iii) other non-audit services in an amount not to exceed $100,000 per annum. Non-audit services in excess of these limits require the approval of the full Audit Committee. All audit fees were approved by the Audit Committee and all other fees were approved pursuant to the pre-approval policy discussed above.

REPORT OF THE AUDIT COMMITTEE (1)

The Audit Committee presently consists of the following members of the Company's Board of Trustees: Mr. Kellar, Mr. Spitz, Ms. Luscombe and Ms. Thurber, all of whom meet the independence requirements for audit committee members under the listing standards of the New York Stock Exchange.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2018 with the Company's management. The Audit Committee has discussed with BDO USA, LLP, the Company's independent auditors, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communication with Audit Committees).

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP, its independence.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Trustees that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Audit Committee

Lorrence T. Kellar, Chairman

Wendy Luscombe

William T. Spitz

Lynn C. Thurber

Note:

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes. The Board of Trustees has previously adopted an Audit Committee Charter that may be found on the Company's website at www.acadiarealty.com. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company's authorized capital consists of 200,000,000 Shares. As of March 15, 2019, the Company had 82,623,570 Common Shares outstanding, which shares were held by 270 record holders. In addition, as of March 15, 2019, the Company had 5,167,494 outstanding common OP Units and 136,781 preferred OP Units.

The Company is not aware of any person or any group within the meaning of Section 13(d)(3) of the Exchange Act that is the beneficial owner of more than 5% of any class of the Company's voting securities other than as set forth in the table below. The Company does not know of any arrangements at present, the operation of which may, at a subsequent date, result in a change in control of the Company.

The following table sets forth, as of March 15, 2019, certain information concerning the holdings of each person known to the Company to be a beneficial owner of more than 5% of the Common Shares at March 15, 2019, all Common Shares beneficially owned by each Trustee, each nominee for Trustee, each Named Executive Officer named in the Summary Compensation Table appearing elsewhere herein and by all Trustees and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned		Percent of Class

5% Beneficial Owners
BlackRock, Inc. (1)	14,350,231		17.37
The Vanguard Group, Inc. (2)	12,453,599		15.07
FMR LLC (3)	9,896,829		11.98
Abigail P. Johnson (3)	9,896,829		11.98
T. Rowe Price Associates, Inc. (4)	7,964,979		9.62
Goldman Sachs Asset Management (5)	4,736,035		5.73
Vanguard Specialized Funds (6)	3,893,725		4.71
Trustees and Executive Officers (7)
Kenneth F. Bernstein	1,479,825	(8)	1.79
John Gottfried	35,204	(9)	*
Joel Braun (retired)	143,755	(10)	*
Christopher Conlon	56,297	(11)	*
Joseph Napolitano	75,058	(12)	*
Jason Blacksberg	19,663	(13)	*
Douglas Crocker II	45,697	(14)	*
Lorrence T. Kellar	53,819	(15)	*
Wendy Luscombe	30,020	(16)	*

William T. Spitz	36,437	(17)	*
Lynn C. Thurber	7,720	(18)	*
Lee S. Wielansky	41,365	(19)	*
C. David Zoba	11,581	(20)	*
All Executive Officers and Trustees as a Group (13 persons)	2,036,441	(21)	2.47

Notes:

* Represents less than 1%.

(1) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to BlackRock, Inc. is based solely on a Schedule 13G/A BlackRock, Inc. filed with the SEC on January 24, 2019 (the "BlackRock 13G/A").

The principal business office address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. According to the BlackRock, Inc. 13G/A, the reporting entities ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Blackrock, Inc.	14,132,110	—	14,350,231	—

(2) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to The Vanguard Group, Inc. ("The Vanguard Group") is based solely on the Schedule 13G/A The Vanguard Group filed with the SEC on February 11, 2019 (the "Vanguard 13G/A").

According to the Vanguard 13G/A, Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 71,381 Common Shares outstanding of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

According to the Vanguard 13G/A, Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 173,670 Common Shares outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. VFTC directs the voting of these shares.

The principal business office address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355. According to the Vanguard 13G, The Vanguard Group's ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
The Vanguard Group	151,473	93,578	12,288,640	164,959

(3) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to FMR LLC and Abigail P. Johnson is based solely on a Schedule 13G/A jointly filed by FMR LLC and Abigail P. Johnson with the SEC on February 13, 2019 by FMR LLC (the "FMR LLC 13G/A"). Abigail P. Johnson does not independently own these shares but is listed because she has sold dispositive power on behalf of FMR LLC, the record holder, due to her position with FMR LLC.

The principal business office address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210. According to the FMR LLC 13G/A, the reporting entities ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
FMR LLC	2,604,172	—	9,896,829	—
Abigail P. Johnson	—	—	9,896,829	—

(4) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to T. Rowe Price Associates, Inc. ("Price Associates") is based solely on a Schedule 13G/A Price Associates filed with the SEC on February 14, 2019 ("Price Associates 13G/A").

The principal business office address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202. According to the Price Associates 13G/A, Price Associates ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
T. Rowe Price Associates, Inc.	1,410,975	—	7.946.979	—

(5) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to Goldman Sachs Asset Management ("Goldman Sachs Asset Management") is based solely on a Schedule 13G/A Goldman Sachs Asset Management filed with the SEC on February 1, 2019 (the "Goldman Sachs Asset Management 13G/A").

The principal business office address of Goldman Sachs Asset Management is 200 West Street, New York, NY 10282. According to the Goldman Sachs Asset Management 13G/A, Goldman Sachs Asset Management's ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Goldman Sachs Asset Management	—	4,533,503	—	4,736,035

(6) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to Vanguard Specialized Funds - Vanguard REIT Index Fund ("Vanguard REIT Fund") is based solely on a Schedule 13G/A Vanguard REIT Fund filed with the SEC on February 1, 2019 (the "Vanguard REIT Fund 13G/A").

The principal business office address of Vanguard REIT Fund is 100 Vanguard Blvd. Malvern, PA 19355. According to the Vanguard REIT Fund 13G, Vanguard REIT Fund's ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Vanguard Specialized Funds	3,893,725	—	—	—

(7)	The principal business office address of each such person is c/o Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, NY 10580.
(8)

The Common Shares beneficially owned by Mr. Bernstein in his individual capacity consist of (i) 143,639 OP Units which are immediately exchangeable into a like number of Common Shares and 994,423 LTIP Units (as hereinafter defined) and (ii) 341,763 Common Shares. The amount reflected does not include 441,959 Restricted LTIP Units (as hereinafter defined), 22,839 of which will vest in the next 60 days.

(9)	Represents (i) 35,204 LTIP Units. The amount reflected does not include 72,278 Restricted LTIP Units, none of which will vest in the next 60 days.
(10)	Represents (i) 141,646 LTIP Units and (ii) 2,109 Common Shares. The amount reflected does not include 19,142 Restricted LTIP Units, none of which will vest in the next 60 days.
(11)	Represents (i) 46,297 LTIP Units and (ii) 10,000 Common Shares. The amount reflected does not include 124,183 Restricted LTIP Units, none of which will vest in the next 60 days.
(12)	Represents (i) 74,940 LTIP Units and (ii) 118 Common Shares. The amount reflected does not include 74,040 Restricted LTIP Units, none of which will vest in the next 60 days.
(13)	Represents (i) 19,663 LTIP Units. The amount reflected does not include 66,247 Restricted LTIP Units, none of which will vest in the next 60 days.
(14)

Represents (i) 41,486 Common Shares and (ii) 4,211 LTIP Units. The amount reflected does not include 7,866 Restricted Share Units and 196 Restricted LTIP Units, 4,918 of which will vest in the next 60 days.

(15)	Represents (i) 39,861 Common Shares and (ii) 13,958 LTIP Units. The amount reflected does not include 9,945 Restricted LTIP Units, 6,801 of which will vest in the next 60 days.
(16)

Represents 30,020 Common Shares. The amount reflected does not include 5,942 Restricted Share Units, 2,797 of which will vest in the next 60 days. Of these 30,020 Common Shares, 29,924 have been deferred.

(17)	Represents 36,437 Common Shares. The amount reflected does not include 5,942 Restricted Share Units, 2,797 of which will vest in the next 60 days.
(18)	Represents 7,720 Common Shares. The amount reflected does not include 9,003 Restricted Share Units, 5,859 of which will vest in the next 60 days.
(19)	Represents 41,365 Common Shares. The amount reflected does not include 4,246 Restricted Share Units and 3,580 Restricted LTIP Units, 4,681 of which will vest in the next 60 days.
(20)	Represents 1,000 Common Shares and 10,581 LTIP Units. The amount reflected does not include 9,003 Restricted LTIP Units, 5,859 of which will vest in the next 60 days.
(21)	See Notes (8) through (20).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Although the Company does not believe it is a conflict of interest or a related party transaction, the Company notes that it earned property management, construction development, legal and leasing fees from its investments in unconsolidated partnerships totaling $2,199,226 for the year ended December 31, 2018.

Review and Approval of Related Person Transactions.

The Company reviews all relationships and transactions in which the Company and the Company's Trustees and Named Executive Officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company's legal and accounting staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Trustees and Named Executive Officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, pursuant to its Charter, the Audit Committee reviews and approves all related party transactions, which the Company interprets to include any transaction that is required to be disclosed under SEC rules. The Company does not have any written standards for approving related party transactions. However, the Audit Committee only approves a related party transaction if it believes the transaction is in the best interest of the Company and its shareholders.

ANNUAL REPORT TO SHAREHOLDERS

A copy of the Company's Annual Report to Shareholders is being provided to each shareholder of the Company along with this Proxy Statement. Upon written request of any record or beneficial owner of Common Shares of the Company whose proxy was solicited in connection with the Annual Meeting, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2018. A request for a copy of such Annual Report on Form 10-K should be made in writing, addressed to Acadia Realty Trust, 411 Theodore Fremd, Suite 300, Rye, NY 10580, Attention: Corporate Secretary.  Copies of the Annual Report to Shareholders and Annual Report on Form 10-K may be found on the Company's website at www.acadiarealty.com. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If any other matters, however, are properly brought before the Annual Meeting or any postponement or adjournment thereof, proxies will be voted by the proxy holders in their discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's Named Executive Officers, certain other officers and Trustees and persons who own more than 10% of the Common Shares to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. As a practical matter, the Company assists its officers and Trustees by monitoring transactions and completing and filing Section 16 reports on their behalf.

SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company's 2020 proxy statement and form of proxy. In accordance with Rule 14a-8, these proposals must be received by the Company on or before November 27, 2019. All such proposals must be submitted in writing to the Corporate Secretary of the Company at the following address: Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, NY 10580, Attention: Corporate Secretary.

In addition, if you desire to bring business (including Trustee nominations) before the Company's 2020 Annual Meeting, other than proposals presented under Rule 14a-8, you must provide written notice to the Corporate Secretary at the address noted in the preceding paragraph between October 28, 2019 and November 27, 2019; provided, however, if the date of the 2020 Annual Meeting is advanced or delayed by more than 30 days from May 9, 2020 (the anniversary of the date of the Annual Meeting), notice by a shareholder must be delivered not earlier than the 150th day prior to the 2020 Annual Meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the 2020 Annual Meeting or the tenth day following the day on which public announcement of the date of 2020 Annual Meeting is first made. You are also advised to review the Company's Bylaws, which contain additional requirements about advance notice of shareholder proposals and Trustee nominations.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The Company has adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, the Company is delivering only one copy of its Annual Report and Proxy Statement to multiple shareholders who share the same mailing address and have the same last name, unless the Company has received contrary instructions from an affected shareholder. This procedure reduces the Company's printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report and Proxy Statement to any shareholder at a shared address to which a single copy of the Annual Report or the Proxy Statement was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit a request in writing to Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, NY 10580, Attention: Corporate Secretary. You may also call (914) 288-8100 to request a copy of the Proxy Statement and Annual Report. You may also access the Company's Annual Report and Proxy statement at www.acadiarealty.com/proxy. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement

If you are a shareholder of record and would like to revoke your householding consent and receive multiple copies of the Annual Report or Proxy Statement in the future, or if you currently receive multiple copies of these documents and would like only to receive a single copy, please contact the Company at the address listed in the preceding paragraph.

A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

By order of the Board of Trustees,

Jason Blacksberg, Secretary

ACADIA REALTY TRUST

411 THEODORE FREMD AVENUE

SUITE 300

RYE, NY 10580

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope the Company has provided or return it to Acadia Realty Trust, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ACADIA REALTY TRUST
THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES, AND "FOR" PROPOSALS 2 AND 3.

Vote On Trustees
1.	Election of Trustees		For	Against	Abstain
Nominees:
	1a.	Kenneth F. Bernstein	☐	☐	☐
	1b.	Douglas Crocker II	☐	☐	☐
	1c.	Lorrence T. Kellar	☐	☐	☐
	1d.	Wendy Luscombe	☐	☐	☐
	1e.	William T. Spitz	☐	☐	☐
	1f.	Lynn C. Thurber	☐	☐	☐
	1g.	Lee S. Wielansky	☐	☐	☐
	1h.	C. David Zoba	☐	☐	☐

Vote On Proposals							For	Against	Abstain
2.	THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.						☐	☐	☐

3.

THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPANY'S 2019 PROXY STATEMENT IN ACCORDANCE WITH COMPENSATION RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

							☐	☐	☐

4.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, Trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

ACADIA REALTY TRUST
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 9, 2019

This Proxy is Solicited on
Behalf of the Board of Trustees

The undersigned shareholder(s) of Acadia Realty Trust, a Maryland real estate investment trust (the "Company"), hereby appoint(s) Kenneth F. Bernstein and Jason Blacksberg, Esq., and each of them, as proxies~~,~~ for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of the Company to be held via live webcast at www.virtualshareholdermeeting.com/AKR19 at 1:00 p.m. EDT, May 9, 2019, and any postponement or adjournment  thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revoke(s) any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof.

This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted according to the Board of Trustees recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 9, 2019: This Proxy Statement and the Company's 2018 Annual Report to shareholders are available at www.acadiarealty.com/proxy

Address Changes and/or Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)